Exhibit 10.2

MANUFACTURING, MARKETING AND SALES AGREEMENT

THIS MANUFACTURING, MARKETING AND SALES AGREEMENT (this “Agreement”) is made effective as of the 1st day of January, 2008 (the “Effective Date”), by and among BioMarin Pharmaceutical Inc., a Delaware corporation having its principal place of business at 105 Digital Drive, Novato, California 94949 (“BioMarin”); Genzyme Corporation, a Massachusetts corporation having its principal place of business at 500 Kendall Square, Cambridge, Massachusetts 02142 (“Genzyme”) and BioMarin/Genzyme LLC, a Delaware limited liability company having its principal place of business at 500 Kendall Street, Cambridge, Massachusetts 02142 (“BioMarin/Genzyme LLC”).

RECITALS

A.                                   BioMarin, Genzyme and BioMarin/Genzyme LLC are parties to a Collaboration Agreement dated as of September 4, 1998 (the “Original Collaboration Agreement”) pursuant to which BioMarin and Genzyme through BioMarin/Genzyme LLC develop, manufacture, market and sell Aldurazyme (as defined herein).

B.                                     The Parties no longer desire to develop, manufacture, market and sell Aldurazyme through a joint venture and instead have agreed that: (1) BioMarin will manufacture Aldurazyme and sell finished product to Genzyme; (2) Genzyme will label and commercially distribute, market and sell Aldurazyme globally; (3) each of Genzyme and BioMarin may conduct its own research and development of Aldurazyme and other Collaboration Products (as defined herein) in accordance with the terms of this Agreement and the Amended and Restated Collaboration Agreement (as defined herein); and (4) BioMarin/Genzyme LLC will maintain and provide intellectual property licenses and sublicenses to BioMarin and Genzyme so that they may fulfill their respective obligations under this Agreement, the Amended and Restated Collaboration Agreement and the Fill Agreement (as defined herein).

C.                                     BioMarin and Genzyme have amended and restated the Original Collaboration Agreement so that hereafter BioMarin/Genzyme LLC will no longer engage in commercial activities and will solely (1) hold the intellectual property relating to Aldurazyme and license all such intellectual property on the terms set forth herein to BioMarin and Genzyme on the terms set forth in the Amended and Restated Collaboration Agreement (as defined below) and (2) and engage in research and development activities that are mutually selected and funded by BioMarin and Genzyme.

D.                                    To effect the foregoing, the Parties are also entering into (1) a separate Fill Agreement of even date herewith pursuant to which Genzyme will continue to provide fill services for Aldurazyme to BioMarin (the “Fill Agreement”); (2) the aforementioned amendment and restatement of the Original Collaboration Agreement of even date herewith (the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

“Amended and Restated Collaboration Agreement”); and (3) a Members Agreement of even date herewith pursuant to which certain current assets and liabilities of BioMarin/Genzyme LLC and its subsidiaries will be distributed to its Members (the “Members Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.                                      DEFINITIONS.

1.1                               “Adverse Experience” shall mean any undesirable physical, psychological or behavioral effect experienced by a human Patient or subject that is associated with the use of Aldurazyme, whether or not considered product-related, including an adverse experience occurring: in the course of the use of Aldurazyme in professional practice; from an overdose of Aldurazyme (whether accidental or intentional); from the abuse of Aldurazyme;  from the withdrawal of Aldurazyme; or from any failure of Aldurazyme’s expected pharmacological action.

1.2                               “Affiliate” shall mean any corporation, limited liability company, firm, partnership, limited liability partnership or other entity, whether de jure or de facto, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, BioMarin or Genzyme, as the case may be.  For the purposes of this definition, a Party shall be deemed to have “control” if such Party: (a) owns, directly or indirectly, fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of (i) the voting stock or shareholders’ equity of a corporation, (ii) the partnership interests in a partnership, (iii) the membership interests in a limited liability company, or (iv) in the case of any other entity, the right to receive fifty percent (50%) or more of either the profits or the assets upon dissolution; or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect more than fifty percent (50%) of the members of the governing body of the corporation, limited liability company or other entity.

1.3                               “Agreement” shall have the meaning set forth in the introductory paragraph hereof.

1.4                               “Aldurazyme” shall mean alpha-L-iduronidase meeting the Specifications.

1.5                               “alpha-L-iduronidase” shall mean recombinant human alpha-L-iduronidase.

1.6                               “Amended and Restated Collaboration Agreement” shall have the meaning set forth in the recitals.

1.7                               “Annual Net Sales” shall have the meaning set forth in Section 6.1(a).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.8                               “Batch” or “Lot” shall mean each separate and distinct quantity of Aldurazyme processed under continuous conditions and designated by BioMarin with a batch or lot number.

1.9                               “BioMarin Companies” shall mean BioMarin and BioMarin Genetics.

1.10                        “BioMarin Genetics” shall mean BioMarin Genetics, Inc., a Delaware corporation and wholly-owned subsidiary of BioMarin.

1.11                        “BLA” shall mean a Biologics License Application or similar application as approved by the FDA on April 30, 2003, that provides for marketing approval for Aldurazyme in the United States, as the same may be updated or amended from time to time.

1.12                        “cGMP Regulations” means the applicable current Good Manufacturing Practices as promulgated under ICH Q7A-Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, U.S. Federal Food, Drug and Cosmetic Act at 21 CFR and the EEC Guide to Good Manufacturing Practices for Medical Products (Vol. IV — rules governing medical products in the European Community 1989) in the most recent version.

1.13                        “Certificate of Analysis” or “COA” shall mean a document in the form attached as Exhibit B executed by BioMarin to certify that a Batch or Lot of Aldurazyme meets the Specifications.

1.14                        “Certificate of Compliance” or “COC” shall mean a document certifying a Batch or Lot of Aldurazyme meets Genzyme’s product release criteria and was produced in compliance with cGMP requirements.

1.15                        “Collaboration Product” shall mean Aldurazyme and any other pharmaceutical compositions of alpha-L-iduronidase, including without limitation any and all improvements, derivatives, analogs, combination products, delivery systems and dosage forms related thereto.

1.16                        “commercially reasonable and diligent efforts” will mean that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by the Party in question to its other therapeutic products at a similar stage of development and with similar commercial potential.

1.17                        “Control” shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of an agreement with a Third Party.

1.18                        “Effective Date” shall mean January 1, 2008.

1.19                        “EMEA” shall mean the European Agency for the Evaluation of Medical Products or any successor agency.

1.20                        “European Commission” shall mean that body of the European Union that grants Marketing Application Approvals.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.21                        “FDA” shall mean the United States Food and Drug Administration, or any successor agency.

1.22                        “Field” shall mean any and all therapeutic applications of alpha-L-iduronidase for MPS I and other alpha-L-iduronidase deficiencies.  Notwithstanding the foregoing, the Field shall not include Gene Therapy for MPS I or other alpha-L-iduronidase deficiencies.  For purposes of this Agreement, “Gene Therapy” shall mean treatment or prevention of MPS I or other alpha-L-iduronidase deficiencies by means of ex vivo or in vivo introduction (via viral or nonviral gene transfer systems) of nucleotide sequences (including without limitation, DNA, RNA and complementary and reverse complementary nucleotide sequences thereto, whether coding or non-coding).

1.23                        “Fill Agreement” shall have the meaning set forth in the recitals.

1.24                        “GAAP” shall mean the then-current United States generally accepted accounting principles, consistently applied.

1.25                        “Insolvency Event” shall mean, with respect to a Party, that the Party (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian for itself or of all or a substantial part of its property; (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature; (iii) makes a general assignment for the benefit of its or any of its creditors; (iv) is dissolved or liquidated in full or in part; (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vi) takes any action for the purpose of effecting any of the foregoing; or (vii) the Party has commenced against it proceedings for the appointment of a receiver, trustee, liquidator or custodian, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect and such proceeding is not dismissed or discharged within sixty (60) calendar days of commencement.

1.26                        “Labeling Materials” shall have the meaning set forth in Section 3.1.

1.27                        “MAA” shall mean the Marketing Application as approved by the EMEA on June 10, 2003 that provides for marketing approval for Aldurazyme in the European Union, as the same may be updated or amended from time to time.

1.28                        “Manufacturing Know-How” shall mean all information, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience and other technology, whether or not patentable or copyrightable, and any copyrights based thereon, relating to or necessary or useful for the production, purification, packaging, storage and transportation of Collaboration Products, including without limitation specifications, acceptance criteria, manufacturing batch records, standard operating procedures, engineering plans, installation, operation and process qualification

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

protocols for equipment, validation records, master files submitted to the FDA, process validation reports, environmental monitoring processes, test data including pharmacological, toxicological and clinical test data, cost data and employee training materials.

1.29                        “Marketing Application” shall mean a marketing authorization application filed by or under authority of Genzyme with the requisite health regulatory authority of any country requesting approval for commercialization of Aldurazyme for a particular indication in such country, including as applicable, the MAA.

1.30                        “Marketing Application Approval” shall mean, with respect to each country approval of the Marketing Application filed in such country by the health regulatory authority in such country, including as applicable, the MAA.

1.31                        “Marketing Costs” with respect to Aldurazyme shall mean the sales and marketing costs and expenses incurred by Genzyme with respect to work performed by Genzyme and its Affiliates and subcontractors in connection with the performance of and in accordance with the marketing plan for Aldurazyme, including without limitation, sales and marketing costs related to performing market research, advertising, producing promotional literature, sponsoring seminars and symposia, sales training meetings and seminars, originating sales, providing reimbursement and other patient support services, recruitment costs and salaries and associated expenses for sales and marketing personnel and support staff, and distribution fees.

1.32                        “Master Batch Record” shall mean a written description of the procedure to be followed by BioMarin in processing of a Batch of Aldurazyme, which description shall include, but not be limited to, a complete list of all active and inactive ingredients, components, weights and measures and procedures used in processing the Aldurazyme within the meaning of 21 CFR part 211.186, or its successor as in effect from time to time.

1.33                        “Members Agreement” shall have the meaning set forth in the recitals.

1.34                        “MPS-I” shall mean mucopolysaccharidosis I.

1.35                        “Multiple Products Sale” shall mean a sale of Aldurazyme by Genzyme or its Affiliates to an independent Third Party customer that is associated, by contract or course of dealing, with the use or sale or one or more other products or services [**].  In determining the consideration received for Aldurazyme, the following shall be excluded: (i) Aldurazyme from the quantities provided to Genzyme pursuant to Section 6.1(d)(i), and (ii) transfers of Aldurazyme that are excluded from the definition of Net Sales under Section 1.36 below.

1.36                        “Net Sales” with respect to Aldurazyme shall mean the gross invoiced sales price of Aldurazyme billed to independent Third Party customers, including without limitation Third Party distributors, in fully legitimate, arms length transactions, less: (a) credits or allowances granted upon billing corrections, (b) credits or allowances granted upon

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

returns or rejections, provided that such Aldurazyme shall be deemed to be unsold and treated in accordance with Section 6.7; (c) freight, shipping and insurance costs (incurred in transporting Aldurazyme to such customers to the extent separately billed); (d) quantity, cash and other trade discounts [**], credits or allowances actually allowed and taken; (e) customs duties, surcharges and taxes and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of Aldurazyme in final form; (f) amounts incurred resulting from governmental mandated rebate or discount programs; and (g) Third Party rebates and charge backs, hospital buying group/group purchasing organization administration fees or managed care organization rebates; all in accordance with standard allocation procedures, allowance methodologies and accounting requirements consistently applied, which procedures, methodologies and requirements are in accordance with GAAP.  “Net Sales” with respect to Aldurazyme sold in Multiple Products Sales shall be calculated by Genzyme in good faith and shall equal a fair and equitable allocation of all consideration received by Genzyme in connection with a Multiple Products Sale, considering the nature and economic value of each component of the Multiple Products Sale.  The transfer of Aldurazyme by Genzyme or one of its Affiliates to another Affiliate of Genzyme in furtherance of a sale to a Third Party shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section 1.36.  “Net Sales” shall not include transfers of Aldurazyme for use for clinical purposes, in compassionate or expanded access programs, or in programs for patients paying a nominal price for Aldurazyme.

1.37                        “Operating Agreement” shall mean that certain Operating Agreement of BioMarin/Genzyme LLC dated as of September 4, 1998 entered into by and among the BioMarin Companies and Genzyme.

1.38                        “Order” shall mean a firm purchase order originated by Genzyme and sent to BioMarin which sets forth, at a minimum, the quantities of Aldurazyme ordered, the delivery dates and other material information as set forth in Section 3.3.

1.39                        “Original Collaboration Agreement” shall have the meaning set forth in the recitals.

1.40                        “Party” shall mean BioMarin, Genzyme or BioMarin/Genzyme LLC, as applicable, and “Parties” shall mean BioMarin, Genzyme and BioMarin/Genzyme LLC, collectively.

1.41                        “Patent Rights” shall mean all US and foreign patents and patent applications (including continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, supplemental protection certificates and extensions) which are or become owned or controlled by a Party or to which such Party has, now or in the future, the right to grant licenses and other rights, which generically or specifically claim Collaboration Products, a process for manufacturing Collaboration Products, an intermediate used in such process or a use of a Collaboration Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.42                        “Patient” shall mean any person who is the actual recipient of Aldurazyme for clinical or medical purposes.

1.43                        “Percentage Interest” shall have the meaning set forth in the Operating Agreement.

1.44                        “Post-Marketing Studies” shall mean any clinical trial using Aldurazyme performed by Genzyme or its Affiliates required by regulatory authorities as a condition to the issuance, continuation, or maintenance of a Marketing Application Approval.  Post-Marketing Studies shall not include registries.

1.45                        “Regulatory Approvals” shall mean all approvals from regulatory authorities in any country required lawfully to manufacture and market Aldurazyme in any such country, including without limitation approval of any BLA, any establishment license application filed with the FDA to obtain approval of the facilities and equipment to be used to manufacture Aldurazyme, any Marketing Application Approval and any product pricing approvals where applicable.

1.46                        “Regulatory Scheme” shall mean the U.S. Food, Drug and Cosmetics Act and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to Aldurazyme in any country other than the United States, as such statutes, regulations, interpretations and guidelines or regulatory schemes may be amended from time to time.

1.47                        “Related Agreements” shall mean the Amended and Restated Collaboration Agreement, the Members Agreement, the Fill Agreement and the Operating Agreement.

1.48                        “Serious Adverse Experience” shall mean any Adverse Experience associated with the use of any of Aldurazyme that results in one or more of the following outcomes: death; a life-threatening experience; required or prolonged inpatient hospitalization; persistent or significant disability or incapacity; a congenital anomaly or defect; or the occurrence of an important medical event that may jeopardize the health of a Patient or subject, and may require medical or surgical intervention to prevent one of the outcomes listed above.

1.49                        “SOP” shall mean standard operating procedure.

1.50                        “Specifications” shall mean the written specifications for Aldurazyme set forth in Exhibit A hereto; provided that such specifications shall at all times comply with the relevant Regulatory Scheme in the country of sale and in the country of use.  The Specifications with respect to any particular country shall automatically be amended upon receipt of required Regulatory Approvals from the regulatory authorities in such country for any changes thereto.  Copies of the then-current Specifications shall be maintained by both BioMarin and Genzyme and shall become a part of this Agreement as if incorporated herein.

1.51                        “Taxes” shall have the meaning set forth in Section 6.5.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.52                        “Technology” shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind (including without limitation any proprietary biological or other materials, compounds or reagents, but not including Patent Rights).

1.53                        “Technical Agreement” shall have the meaning set forth in Section 3.18.

1.54                        “Territory” shall mean the world.

1.55                        “Third Party” shall mean any entity other than BioMarin/Genzyme LLC, BioMarin or Genzyme and their respective Affiliates.

1.56                        “Third Party Licenses” shall mean those licenses between BioMarin/Genzyme LLC and Third Parties set forth on Schedule 1.56.  If after the Effective Date any Party enters into an agreement to license or acquire rights from a Third Party with respect to subject matter to be utilized in connection with Aldurazyme in accordance with Section 3.1.4 of the Amended and Restated Collaboration Agreement, such agreements shall also be included in the definition of Third Party Licenses for purposes of this Agreement.

2.                                      EXCLUSIVE RELATIONSHIP.

2.1                               Non-Compete.  Except as otherwise expressly provided herein or in the Amended and Restated Collaboration Agreement and the Fill Agreement, during the term of this Agreement, neither BioMarin/Genzyme LLC, Genzyme nor BioMarin, nor any of their respective Affiliates, shall independently, or with or through a Third Party, conduct research or development activities regarding, or engage in the manufacture, marketing, sale or distribution of, Collaboration Products in the Field and in the Territory.

3.                                      MANUFACTURING.

3.1                               Manufacturing.  Subject to the terms and conditions of this Article 3, during the term of this Agreement, BioMarin shall supply Genzyme with filled (but not labeled) Aldurazyme, and Genzyme shall exclusively purchase its requirements from BioMarin except as provided herein.  The Aldurazyme supplied to Genzyme (i) shall conform in all respects to the Specifications, (ii) will be manufactured under cGMP using the process licensed or approved by regulatory authorities, (iii) shall have a remaining shelf life at the time of delivery to Genzyme of at least [**] of the total expiry of the product and (iv) shall not have experienced any manufacturing process deviations that would require notice to any regulatory authorities unless, prior to delivery to Genzyme, such regulatory authorities have been notified and have approved the deviations.  BioMarin shall ensure that Genzyme has a complete and accurate copy of the Master Batch Record (as it may be modified from time to time pursuant to this Agreement).  BioMarin and Genzyme shall be responsible for release testing as provided in the Technical Agreement; provided, however, that BioMarin agrees to complete all release testing for which is responsible under the Technical Agreement and provide the testing and release documentation to Genzyme within [**] of delivery of each such Lot.  Genzyme shall prepare all Aldurazyme in final packaged form, including, without

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

limitation, all product labeling and other package inserts and materials required by applicable regulatory agencies (collectively, “Labeling Materials”).

3.2                               Forecasts.

3.2.1                     Initial Forecast and Initial Shipments.  Prior to the Effective Date, Genzyme will provide to BioMarin a written initial forecast of sales and estimates of forthcoming orders of Aldurazyme from BioMarin that will cover the fifteen (15) month period commencing on the Effective Date.  On the Effective Date, BioMarin will deliver sufficient vials of Aldurazyme to Genzyme such that Genzyme will hold at least [**] of filled Aldurazyme.  Thereafter, BioMarin will promptly deliver all additional quantities of filled Aldurazyme as soon as each Lot is available for delivery in accordance with the delivery schedule specified in the initial forecast through September 30, 2008.

3.2.2                     Rolling Forecasts.  Beginning on March 17, 2008, Genzyme will provide to BioMarin a rolling written fifteen (15) month forecast of sales and estimates of forthcoming orders of Aldurazyme from BioMarin that will cover the period commencing at the beginning of the third (3rd) following calendar quarter.  For example, assuming that this Agreement is effective as of January 1, 2008, the forecast delivered by March 17, 2008 would cover the period of October 1, 2008 through December 31, 2009.  Genzyme shall update such rolling fifteen-month forecast every calendar quarter (such that each forecast shall cover fifteen (15) months on a rolling basis), and such updates shall be provided not later than fifteen (15) days prior to the commencement of each quarterly period during the term hereof.  The first three (3) months of each such forecast (i.e. October 1, 2008 through December 31, 2008 in the above example) shall constitute a binding commitment to order the quantity of Aldurazyme forecast for such period (the “Firm Period”).  Projections for months four (4) through fifteen (15) (i.e., January 1, 2009 through December 31, 2009 in the above example) shall constitute Genzyme’s reasonable best estimates of future orders, but shall not be binding on Genzyme.  To the extent that any new quarterly forecast calls for BioMarin to provide vials of Aldurazyme in quantities that exceed the average quarterly volume sold by Genzyme for the previous [**] period by more than [**], BioMarin shall not be required to provide such increased quantity of Aldurazyme without its consent; provided, however, that BioMarin will use its commercially reasonable and diligent efforts to supply the entire quantity of Aldurazyme ordered by Genzyme during such period.  Additionally, BioMarin shall not be obligated to supply vials of Aldurazyme in quantities that exceed [**] of Genzyme’s estimate for vials of Aldurazyme for the relevant twelve-month non-binding period (based on the lowest non-binding forecast for each respective calendar quarter); provided, however, that BioMarin will use its commercially reasonable and diligent efforts to supply the entire quantity of Aldurazyme ordered by Genzyme

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

during such period, provided further, that BioMarin shall be under no obligation to alter its scheduled manufacturing of other products.

3.3                               Orders.  Genzyme shall submit to BioMarin an Order with each rolling fifteen-month forecast covering the Firm Period reflected in each such forecast.  Each Order shall specify the quantity ordered, the required delivery date (provided that such delivery date is not earlier than [**] after the date of such Order), and any special instructions or invoicing information.  For example, the forecast delivered by March 17, 2008 shall state a required delivery date no earlier than [**], 2008 for the Order covering the Firm Period (i.e., the quarterly period running from October 1, 2008 through December 31, 2008) reflected in such forecast.  With respect to the quantity ordered, Genzyme shall indicate in the Order the number of vials of Aldurazyme (specifying the number of vials of Aldurazyme meeting each different Specification) to be used for each of the following categories, based on Genzyme’s good faith estimates at such time: (a) commercial sales, (b) compassionate use or expanded access programs, (c) Post-Marketing Studies (other than Post-Marketing Studies conducted under the Amended & Restated Collaboration Agreement), and (d) acceptance and in-country testing, final Lot release and regulatory requirements.  Each Order issued shall be governed by the terms of this Agreement.  BioMarin shall accept and fill all properly placed Orders that are consistent with the rolling forecasts and the limitations set forth in Section 3.2.  BioMarin shall notify Genzyme (i) within [**] business days of the date of the Order with respect to all Orders that conform to this Agreement of its acceptance of such Order and (ii) within [**] business days of the date of the Order with respect to all Orders that BioMarin questions, in good faith, the consistency of such Order with the rolling forecasts or the limitations set forth in Section 3.2, whether or not it is accepting such Order.  Any terms or conditions of any such Order that conflict or are inconsistent with the terms of the Agreement are hereby rejected.  Genzyme agrees to use its commercially reasonable and diligent efforts to manage the purchase and delivery cycle so that Genzyme or its Affiliates is at all times after October 1, 2008 holding at least [**] of filled inventory of Aldurazyme, with the exact amount being held in inventory to be determined based on anticipated demand as determined by Genzyme in good faith.

3.4                               Safety Stock.  Except as provided below, BioMarin agrees to use its commercially reasonable and diligent efforts to hold at least [**] inventory of Aldurazyme at all times after October 1, 2008, with the exact amount being held in inventory to be determined based on anticipated demand as reflected in Genzyme’s rolling forecasts.  In addition, in the event that there is a proposed change in the facilities used to manufacture Aldurazyme pursuant to Section 3.10 below or a proposed modification of the Specifications or the processes used to manufacture Aldurazyme pursuant to Section 3.11, BioMarin shall (i) hold ready for immediate transfer to Genzyme sufficient additional inventory of filled Aldurazyme (“Change Control Safety Stock”) to reasonably ensure uninterrupted supply of such Aldurazyme in each country in the Territory in which Aldurazyme is distributed, marketed and sold until the necessary Regulatory Approvals for such change or modification are obtained in such country; and (ii) ensure that all such Change Control Safety Stock shall at all times be manufactured and produced using the facilities, Specifications or processes approved by

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the appropriate government or regulatory authorities in each country in the Territory as appropriate to enable sale of such Change Control Safety Stock in such country until the necessary Regulatory Approvals for such change or modification are obtained in such country.

3.5                               Shipping of Aldurazyme.  BioMarin will deliver Aldurazyme sold to Genzyme [**] by such means of transportation as shall be reasonably determined by BioMarin from time to time.  BioMarin shall use its commercially reasonable and diligent efforts to ship Aldurazyme so that it will arrive at Genzyme’s facility on or within [**] business days of the date specified in the relevant Order.  To the extent BioMarin incurs any shipping charges, premiums for freight insurance, customs duties or other import or export fees, or other transportation costs in connection with shipments of Aldurazyme to Genzyme, BioMarin will be solely responsible for such amounts.  Included with each shipment or provided separately but concurrently with such shipment shall be the Certificate of Analysis for the drug product, Certificate(s) of Analysis for each Lot of drug substance or intermediate that went into the drug product, and a certificate of cGMP compliance in a form reasonably agreed to by BioMarin and Genzyme.  All other obligations of BioMarin relating to the documents to be provided in connection with each shipment of Aldurazyme shall be governed by the Technical Agreement.

3.6                               Compliance with Laws.  BioMarin shall comply with all applicable laws, rules and regulations applicable to the manufacture, storage, handling and shipment of Aldurazyme.

3.7                               Direct Shipment to Customers.  BioMarin shall not be required to ship Aldurazyme directly to a customer of Genzyme unless Genzyme first seeks and obtains BioMarin’s prior written approval for such a shipment.  BioMarin shall not ship Aldurazyme to any Third Party (other than bulk material to vendors for the sole purpose of filling Aldurazyme on behalf of BioMarin), without Genzyme’s prior written authorization.

3.8                               Risk of Loss.  [**].

3.9                               Testing; Rejection.

(a)                                  [**]

(b)                                  [**]

(c)                                  [**]

(d)                                  [**]

(e)                                  [**]

(f)                                    [**]

(g)                                 Genzyme shall not be obligated under any circumstances to accept delivery of any Lot of Aldurazyme unless it meets the Specifications and Regulatory

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Approvals for the relevant country in the Territory (as determined through the mechanism set forth in this Section 3.9) and the applicable warranties set forth herein.  Genzyme shall be entitled to return to BioMarin any Aldurazyme which the Parties reasonably agree cannot or should not be sold due to a change in the Specifications or Regulatory Approvals, and BioMarin shall promptly replace, at no additional expense to Genzyme, such Aldurazyme with new Aldurazyme that does conform with the approved Specifications and Regulatory Approvals for the relevant country in the Territory.

3.10                        Suppliers.  Without limiting BioMarin’s responsibility under this Agreement, BioMarin shall have the right at any time to satisfy its supply obligations to Genzyme hereunder, either in whole or in part, through arrangements with Third Parties engaged to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of Aldurazyme.  BioMarin shall ensure that all such facilities comply with applicable regulations and will give Genzyme written notice at least [**] days in advance of any such arrangement to determine whether such arrangement would require changes to a Marketing Application Approval application filed in any country and, if so, whether prior approval of any such changes is required by the regulatory authority in such country.  To the extent that a change is required, after receipt of all necessary data from BioMarin, Genzyme shall, at BioMarin’s expense, use its commercially reasonable and diligent efforts to prepare and make such filings and, if required, seek approval for such change in such countries that Genzyme has responsibility for pursuant to Section 5.1.2(a); and BioMarin shall, at its own expense, use its commercially reasonable and diligent efforts to make such filings and, if required, seek approval for such change in the United States.  BioMarin shall be required to continue to supply drug product using materials or testing from previously approved suppliers for each country in the Territory until such Regulatory Approvals are received in such country and to clearly mark which Lots use the new suppliers or testing laboratories at the time of shipment.

3.11                        Changes to Aldurazyme.

(a)               BioMarin may, at its election and in its sole discretion, modify the Specifications of or processes used to manufacture Aldurazyme at any time, subject to (i) BioMarin generating such data, including without limitation development, comparability, stability and validation data, as may be necessary to obtain Regulatory Approvals for such changes and (ii) such Regulatory Approvals being obtained; provided, however, that to the extent that any such modification would require clinical trials with MPS-I patients in order to obtain the necessary Regulatory Approvals for such modification, BioMarin may not implement such modification without the prior written consent of Genzyme, which consent shall not be unreasonably withheld, delayed or conditioned.  BioMarin will give Genzyme written notice of any such change at least [**] days prior to its implementation, together with a proposed amendment to Exhibit A reflecting and identifying such change.  Exhibit A shall not be amended to reflect any such change unless and until any necessary amendments to any Marketing Applications

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

and Regulatory Approvals to implement such changes are approved by the appropriate regulatory authorities.

(b)              [**]

(c)               Additionally, Genzyme may be required, as a result of negotiations with or directions from a regulatory authority of a country in the Territory, to propose changes in the Specifications as a condition to marketing or continuing to market Aldurazyme in that country.  BioMarin shall use its commercially reasonable and diligent efforts to accommodate such changes to the Specifications for such country; provided that BioMarin may decide not accommodate any such change to the extent that it would require a change to the manufacturing process, if (i) historical data does not support such proposed Specification changes, (ii) such change would increase BioMarin’s cost of goods sold, or (iii) such change would jeopardize BioMarin’s ability to manufacture Aldurazyme for global demand.  BioMarin recognizes that any such failure to accommodate any changes required by a regulatory authority in the Territory (or any delay in accommodating any such changes) may result in the prevention or suspension of distribution and sales of Aldurazyme in that country.

(d)              Subject to Sections 3.2 and 3.3, BioMarin shall continue to supply Genzyme with Aldurazyme for each country in the Territory conforming to the then-approved Specifications or manufacturing process for such country as requested by Genzyme until such time as any change in the Specifications or manufacturing process, as applicable, is approved by the relevant regulatory authority(ies) for such country.

3.12                        Responsibility for Costs.  BioMarin shall be solely responsible for all costs resulting from decisions made by BioMarin pursuant to Sections 3.10 and 3.11 above, including without limitation, Genzyme’s fully burdened costs incurred in accordance with such Sections (including Genzyme’s FTE costs, filing fees, translation costs, and the costs of any changes to Labeling Materials resulting from decisions or changes made pursuant to such Sections) unless the change is related to (a) updating filings for raw materials, reagents, replacements for obsolete equipment or other material used in the manufacture or testing of Aldurazyme that are no longer available on commercially reasonable terms or (b) updating filings related to material used in the manufacture, release or testing of Aldurazyme based on the process and procedures included with then current Regulatory Approvals (such as validation of quantities of reference material), in which cases Genzyme shall make such filings and secure such Regulatory Approvals outside of the United States at Genzyme’s sole expense and BioMarin shall make such filings and secure such Regulatory Approvals in the United States at BioMarin’s sole expense.  Genzyme shall provide BioMarin with quarterly, reasonably detailed invoices for all such costs, and BioMarin shall reimburse Genzyme for such costs within forty-five (45) days after receipt thereof.  Notwithstanding any of the above, (i) any changes resulting from the request or direction of the FDA, EMEA or any other regulatory authority other than as a direct result of a change proposed or implemented by BioMarin pursuant to Section 3.10 or 3.11, (ii) those changes set forth on Schedule 3.12 and (iii) the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

validation of a Third Party [**] pursuant to Section 3.8 of the Fill Agreement shall not be deemed to be decisions made by BioMarin pursuant to Section 3.10 and 3.11 above and Genzyme shall bear all costs and expenses related to making all filings and seeking approval for such changes in all countries outside of the United States while BioMarin shall bear all costs and expenses related to making all filings and seeking approval for such changes in the United States; provided, however, that with respect to the changes set forth in Schedule 3.12, priority shall be given to those changes that fall into the categories described in clauses (a), (b) and (i) above; provided further that Genzyme’s responsibility under this Section 3.12 with respect to the cost of making regulatory filings and securing Regulatory Approvals outside of the United States (A) for the changes set forth in Schedule 3.12 shall end upon the earlier of (x) completion of such regulatory activities or (y) such time as the costs incurred with respect to such regulatory activities equal [**] and (B) related to the validation of a Third Party pursuant to clause (iii) above shall be for the first [**] of such costs (thereafter, BioMarin shall be responsible for the next [**], of such costs and BioMarin and Genzyme shall share equally any such costs in excess of [**] (with BioMarin reimbursing Genzyme for BioMarin’s portion of all such costs within forty-five (45) days after receipt of reasonably detailed invoices therefor)).

3.13                        Failure to Supply.

(a)               In the event that technical, regulatory or other reasons or events beyond BioMarin’s reasonable control prevent BioMarin from producing Aldurazyme, BioMarin will use its commercially reasonable and diligent efforts to secure a Third Party contract manufacturer in a timely manner.  All such contract manufacturing activities will be at BioMarin’s sole cost and expense and BioMarin shall have full authority to direct and control the contract manufacturer and Genzyme, except as provided below, shall continue to purchase Aldurazyme from BioMarin.  Notwithstanding the foregoing, during the technology transfer to and validation of any Third Party contract manufacturer, Genzyme may, at its election and expense, have technical representatives present for such activities and BioMarin will consider, but will have no obligation to implement, any suggestions or recommendations made by such representatives.

(b)               In the event that BioMarin is unable to secure a Third Party contract manufacturer within [**] days, then BioMarin shall offer Genzyme the opportunity to produce Aldurazyme.  If Genzyme agrees to produce Aldurazyme, then BioMarin and Genzyme shall promptly negotiate in good faith commercially reasonable and diligent terms and conditions for such arrangement; provided, however, BioMarin and Genzyme shall negotiate in good faith for payment amounts and structures to compensate Genzyme for its out of pocket and internal expenses incurred in the technology transfer and regulatory process, cost of involvement to allow it to manufacture Aldurazyme and variable costs associated with the actual production of Aldurazyme.  If BioMarin and Genzyme enter into such arrangement, then BioMarin will promptly initiate a technology transfer process during which BioMarin and its

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

subcontractors, as appropriate, will provide Genzyme or its designee with all know-how, data and information necessary or desirable to enable Genzyme to manufacture or have manufactured Aldurazyme for the Territory.  Additionally, BioMarin will make such employees involved in the development, manufacture and release of Aldurazyme available to ensure a complete technology transfer is achieved in a timely fashion.

(c)               In the event that BioMarin and Genzyme enter into an arrangement pursuant to clause (b) above and BioMarin is subsequently able to resume production of Aldurazyme, BioMarin may elect, upon [**] days prior written notice to Genzyme to reacquire such production responsibilities from Genzyme.  If BioMarin elects to reacquire production responsibilities from Genzyme, then BioMarin will promptly reimburse Genzyme the total amount of costs incurred by Genzyme (including, without limitation any and all capital expenditures) in connection with the technology transfer process described in clause (b) above, building or acquiring capacity and resources to manufacture Aldurazyme, filing for and obtaining all necessary Regulatory Approvals to produce Aldurazyme, and transferring such manufacturing responsibility back to BioMarin.  Such amounts to be reimbursed by BioMarin to Genzyme pursuant to the previous sentence shall be offset by the amount such costs have already been recovered by Genzyme pursuant to payments made by BioMarin pursuant to clause (b) above.  BioMarin shall reimburse Genzyme for such amounts within forty-five (45) days after receipt of reasonably detailed invoices therefor.  Upon BioMarin resuming production responsibilities from Genzyme with respect to Aldurazyme, the royalty payable by Genzyme to BioMarin shall be increased to those levels set forth in Section 6.1 for Aldurazyme produced by BioMarin.

(d)               BioMarin will use its commercially reasonable and diligent efforts to continue to produce Aldurazyme for supply to such countries in the Territory where Aldurazyme is used or sold until such time as this Third Party manufacturer or Genzyme, as the case may be, has been approved in all countries in the Territory.  If BioMarin is not able to do so, then Genzyme will not be held in breach of any of its obligations due to an inability to supply Patients and commercialize Aldurazyme in such country resulting from BioMarin’s failure to supply product that meets the regulatory requirements in such country.

3.14                        Certificates of Analysis.  BioMarin shall perform, or cause its contract manufacturer(s) to perform, quality assurance, control tests, and release on each Lot of Aldurazyme, to the extent specified in and in compliance with the Technical Agreement, before delivery and shall prepare, or cause its contract manufacturer(s) to prepare and deliver, a written report of the results of such tests (for purposes of Sections 3.14 through 3.17 (inclusive), such contract manufacturer(s) shall be included in the definition of the term “BioMarin”).  Each test report shall set forth for each Lot delivered the items tested, specifications and results in a Certificate of Analysis containing the types of information typical for such reports or required by the FDA or other applicable regulatory authority.  BioMarin shall maintain such certificates for a period of not less

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

than five (5) years from the date of manufacture or for such longer period as required under applicable requirements of the FDA or other applicable regulatory authority.

3.15                        Certificates of Manufacturing Compliance.  BioMarin shall prepare, or cause to be prepared and delivered, and maintain for a period of not less than five (5) years or for such longer period as required under applicable requirements of the FDA or other applicable regulatory authority for each Lot of Aldurazyme manufactured a certificate of manufacturing compliance containing the types of information typical for such reports or required by the FDA or other applicable regulatory authority, which certificate will certify that the Lot of Aldurazyme was manufactured in accordance with the Specifications and the cGMP Regulations as the same may be amended from time to time.

3.16                        Regulatory Inspections; Reports.  BioMarin shall advise Genzyme immediately if an authorized agent of the FDA or other regulatory authority visits any of manufacturing facilities used to produce Aldurazyme, for an inspection with respect to the Aldurazyme, and of any written or oral inquiries by any such authority about such facilities or the procedures for the manufacture, storage or handling of Aldurazyme or the packaging, labeling, marketing, distribution, promotion, commercialization for sale and sale of Aldurazyme.  BioMarin shall furnish to Genzyme the report and any and all correspondence issued by or provided to such agency in connection with such visit or inquiry, to the extent that such report or correspondence relates to Aldurazyme, within ten (10) business days after BioMarin’s receipt of such report or correspondence, as the case may be, and Genzyme shall have the right to comment on any response by BioMarin to such inspecting agency.  Notwithstanding the prior sentence, BioMarin shall be under no obligation to accept any comments provided by Genzyme on any response by BioMarin to such inspecting agency and all submissions to such agency by BioMarin shall be at its sole and absolute discretion.

3.17                        Access to BioMarin Facilities.  Genzyme shall have the right to audit once annually each of those portions of the manufacturing, finish processing or storage facilities where Aldurazyme is being manufactured, finished or stored, or any subcontractor who is manufacturing, finishing or storing Aldurazyme for BioMarin, at any time during regular business hours and upon reasonable advance notice to ascertain compliance with the cGMP Regulations, as the same may be amended from time to time.  Subject to the terms and conditions of Section 8.1 below, confidential information disclosed to or otherwise gathered by Genzyme during any such audit or provided by BioMarin shall be maintained as confidential.

3.18                        Technical Agreement.  Within ninety (90) days after the Effective Date, the Parties shall execute and deliver a new Technical Agreement containing customary provisions consistent with the allocation of responsibilities set forth in this Agreement.  Until a new agreement is executed and delivered, the Parties shall operate under the existing Technical Agreement.

3.19                        Hollister-Stier Agreement.  BioMarin shall have sole responsibility for managing the relationship with Hollister-Stier Laboratories, LLC pursuant to the Supply Agreement

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

by and between Hollister-Stier Laboratories, LLC and BioMarin/Genzyme LLC dated as of November 6, 2006, as it may be amended from time to time (as amended, the “Hollister-Stier Agreement”) and shall be solely responsible for all amounts payable to Hollister-Stier and liabilities arising under such Agreement.  As soon as practicable after the Effective Date, BioMarin shall use its commercially reasonable and diligent efforts to cause the Hollister-Stier Agreement to be assigned from BioMarin/Genzyme LLC to BioMarin.

4.                                      MARKETING AND SALES

4.1                               Exclusive Right to Market, Sell and Distribute.  Subject to the terms and conditions of this Article 4, Genzyme shall have the exclusive right to distribute, market and sell Aldurazyme throughout the world, including without limitation all pricing and reimbursement activities.  Genzyme agrees (by itself or through its Affiliates or Third Parties selected by Genzyme at its election and in its sole discretion) to use its commercially reasonable and diligent efforts to establish Aldurazyme in the markets, fulfill market demand and meet the marketing and distribution goals for Aldurazyme determined by Genzyme in its good faith, subject to the receipt of necessary Regulatory Approvals and subject to BioMarin’s performance of its obligations under Article 3.

4.2                               Compliance With Laws.  Genzyme shall comply with applicable laws, rules and regulations in each country in which Aldurazyme is licensed, marketed or sold relating to the marketing, sale and distribution of Aldurazyme.  Without limiting the foregoing, Genzyme shall comply with all U.S. federal and state laws pertaining to price reporting and, except to the extent such compliance is BioMarin’s responsibility as the holder of the BLA and subject to BioMarin’s compliance with its obligations under Section 5.1.2, marketing disclosure.

4.3                               Marketing and Distribution Expenses.

4.3.1                     Genzyme shall be solely responsible for payment of all Marketing Costs.

4.3.2                     Beginning on January 1, 2008 and continuing so long as this Agreement remains in force, Genzyme agrees to [**].

4.3.3                     Genzyme shall keep complete and accurate books and records of all Marketing Costs relating to Aldurazyme.  BioMarin shall have the right, at BioMarin’s expense, through a certified independent public accountant, to have reasonable access upon reasonable advance notice and during normal business hours to such books and records for the purpose of verifying the accuracy of such Marketing Costs; provided, however, that BioMarin shall not have the right to perform any audit work pursuant to this Section 4.3.3 unless and until [**].  BioMarin and Genzyme shall agree in good faith upon reasonable procedures before BioMarin’s auditors begin the audit work pursuant to this Section 4.3.3.  The report issued by such auditor shall be final, binding and conclusive upon each of BioMarin and Genzyme.  Such verifications may be conducted not more than once in each calendar year.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

The books and records for any particular calendar quarter may not be examined under this Section 4.4.3 more than once.

4.3.4                     BioMarin agrees that all information subject to review under this Section 4.3 (other than information directly related to Aldurazyme) is Genzyme’s confidential information and that it shall cause its accounting firm to retain all such information in confidence (even as to BioMarin) subject to the confidentiality restrictions of Article 8 hereof.  Notwithstanding the prior sentence, Genzyme acknowledges and agrees that such accounting firm’s obligation to retain all such information in confidence from BioMarin shall not apply in the event that BioMarin and Genzyme are involved in a dispute under Section 13.8 related to this Section 4.3 and such information is necessary for BioMarin’s use in connection with such dispute; provided, however, that BioMarin shall only use such information in connection with such dispute and such information shall remain subject to the confidentiality restrictions of Article 8.

4.4                               Medical Information.  Genzyme shall have sole responsibility for responding to all requests for medical information regarding Aldurazyme.  If BioMarin receives any such requests, it shall promptly direct such requests to Genzyme.  Notwithstanding the foregoing, BioMarin may maintain a website or other informational resources where it may publish general medical information relating to MPS I, so long as such website complies in all respects with applicable laws, rules and regulations.  This Section 4.4 shall not prohibit BioMarin from publishing non-medical information in its investor relations communications, including on BioMarin’s website, provided that such publication is consistent with the terms and conditions of Article 8.

4.5                               Pharmacovigilance.

4.5.1                     Genzyme and its Affiliates will be responsible for continuing all pharmacovigilance activities with respect to Aldurazyme, including without limitation maintaining Aldurazyme Core Safety Information.  BioMarin shall have the right to audit, at any time during regular business hours and upon reasonable advance notice to audit such pharmacovigiliance activities with respect to Aldurazyme.  Such audit rights shall include the right to review, inspect and/or audit any systems or processes involved or utilized in such pharmacovigilance activities as well as the right to review, inspect or audit all information or data necessary to be filed with any regulatory or governmental authority.

4.5.2                     In the event that the Aldurazyme Labeling Materials must be updated per new Core Safety Information, after receipt of all necessary information and data from Genzyme, BioMarin agrees to use its commercially reasonable and diligent efforts make all necessary regulatory filings to FDA and obtain approvals in order to ensure the content of Aldurazyme Labeling Materials in the United States is in-line with the Core Safety Information.  Genzyme shall be responsible for using its commercially reasonable and diligent efforts to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

make such filings and obtain such approvals outside of the United States.  Each of BioMarin and Genzyme shall be given the opportunity to attend and participate in any meetings or discussions that the other Party may have with any regulatory authorities regarding any submissions or approvals and shall be provided with an opportunity to review and comment upon any correspondence, submission or communication that the other Party may have with any such regulatory authority prior to such correspondence, submission or communication being made or submitted to such regulatory authority.

4.5.3                     As of the Effective Date and throughout the term of this Agreement, Genzyme shall maintain one or more written SOP(s) to collect Adverse Experience information.  The content of any SOP(s) shall include, but not be limited to, specific instructions regarding the type of Adverse Experience information collected, the time frame for collection, provisions for secure transmissions, and inter-company processes to be used for notification of said information.  In addition to the foregoing, the Parties shall update the current guidelines and procedures to govern receipt, processing, assessment and submission of Aldurazyme Adverse Experience and Serious Adverse Experience reports to the FDA, the European Commission and other regulatory authorities within sixty (60) days after the Effective Date.  Procedures described therein shall ensure compliance with all applicable laws and regulations.  The Parties acknowledge that Genzyme’s SOPs as they exist as of the Effective Date satisfy the requirements of this Section 5.2.1 for reports to the FDA.

4.5.4                     BioMarin shall have responsibility for filing all 15-day alert reports, 15-day alert follow-up reports and periodic adverse event reports to the FDA per 21 CFR §600.80.  Genzyme or its designee shall have responsibility for filing such reports outside of United States, including EMEA and other regulatory authorities according to the local regulations.

4.6                               Complaints.  Within sixty (60) days after the Effective Date, Genzyme and BioMarin shall develop a written protocol for exchanging information on product complaints concerning Aldurazyme of which either Party becomes aware, so as to allow each of Genzyme and BioMarin to comply with its regulatory obligations.  At a minimum, such protocol shall provide that the Party receiving such complaint or information shall promptly, but in any event not later than twenty-four (24) hours after receipt, advise the other Party (excluding, for purposes of this Section, BioMarin/Genzyme LLC) in writing of the details of such complaint or information, after learning of such information.  Promptly thereafter, Genzyme shall report such incident to the appropriate regulatory authorities in the countries in which Aldurazyme is being commercialized, in accordance with the appropriate laws and regulations of the relevant countries and authorities; provided, however, that with respect to reports that are to be made with the FDA, BioMarin shall make such report using the information prepared by Genzyme.  Such reporting activities shall be coordinated between Genzyme and BioMarin where time and law permit.  The Party initially receiving the complaint or information shall provide the other Party with all follow-up information related to such incident generated

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

by the receiving Party or required by the other Party to satisfy its regulatory filing obligations.

4.7                               Registries; Post-Marketing Studies.

4.7.1                     Registries.  Genzyme shall have the responsibility for conducting the MPS-I registry program as it exists on the Effective Date at Genzyme’s sole expense.  In the event that the scope of the registry program is expanded to implement any Post-Marketing Studies required by regulatory authorities to be conducted through or as part of the registry program, such costs above the general cost of maintaining the registry program as currently conducted will be funded by BioMarin/Genzyme LLC pursuant to the terms of the Amended and Restated Collaboration Agreement.

4.7.2                     Post-Marketing Studies.  With respect to any Post Marketing Studies required by a jurisdiction where Aldurazyme does not have Regulatory Approval as of the Effective Date, Genzyme shall, at its sole expense and in its sole discretion, have the responsibility for conducting any such Post-Marketing Studies that are not funded by BioMarin/Genzyme LLC pursuant to the terms of the Amended and Restated Collaboration Agreement.

4.8                               Use of Trademarks.  Aldurazyme shall be sold under trademarks determined by Genzyme and owned by or licensed to Genzyme or BioMarin/Genzyme LLC.

4.9                               Records.  Genzyme shall maintain complete and accurate records of all movements and transactions involving Aldurazyme by an appropriate identifier and by customer so that all such movements and transactions can be traced quickly and effectively.  Genzyme shall maintain such records for a minimum period of five (5) years after the relevant movement or transaction contained in such record.  The records maintained by Genzyme pursuant to this Section 4.9 shall be Genzyme’s confidential information under Article 8 and subject to BioMarin’s audit rights under Section 6.5.

4.10                        Regulatory Inspections; Reports.  Genzyme shall advise BioMarin immediately of any visit by an authorized agent of a regulatory authority to, or written or oral inquiries by any such authority about, any Genzyme facilities (or facilities of any subcontractors engaged by Genzyme) used to package, label or store Aldurazyme or procedures for the filling, manufacture, storage, or handling of Aldurazyme, or the packaging, labeling, marketing, distribution, promotion, commercialization for sale and sale of Aldurazyme.  Genzyme shall furnish to BioMarin the report and any and all correspondence issued by or provided to such authority in connection with such visit or inquiry to the extent such report or correspondence relates to Aldurazyme, within ten (10) business days after Genzyme’s receipt of such report or correspondence, as the case may be, and BioMarin shall have the right to comment on any response by Genzyme to such inspecting agency.  Notwithstanding the prior sentence, Genzyme shall be under no obligation to accept any comments provided by BioMarin on any response by Genzyme to such inspecting agency and all submissions to such agency by Genzyme shall be at its sole and absolute discretion.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.11        Access to Genzyme Facilities.  BioMarin shall have the right to audit once annually each of those portions of the distribution or storage facilities of Genzyme or its Affiliates where Aldurazyme is being stored, sold or distributed, or any subcontractor or other Third Party who is storing, selling or distributing Aldurazyme for Genzyme, at any time during regular business hours and upon reasonable advance notice to ascertain compliance with cGMP Regulations, as the same may be amended from time to time.  Such audit rights shall include the right to review, inspect and/or audit any systems or processes involved or utilized in the storage, selling or distribution of Aldurazyme as well as the right to review, inspect or audit all information or data necessary to be filed with any regulatory authority (including the FDA) or related to the BLA.  Genzyme shall furnish to BioMarin any report or correspondence issued by or provided to any governmental authority in connection with any governmental visit or inquiry regarding the facilities at which Genzyme, its Affiliates or any Third Party stores, sells or distributes Aldurazyme or the procedures related thereto.  Subject to the terms and conditions of Section 8.1 below, confidential information disclosed to or otherwise gathered by BioMarin during any such audit or provided by Genzyme shall be maintained as confidential.

4.12        Third Party Licenses.  Genzyme hereby agrees to pay any and all royalties, sublicense fees and other costs owed by BioMarin/Genzyme LLC with respect to the manufacture or sale of Aldurazyme to any Third Party pursuant to the terms and conditions of the Third Party Licenses.  Genzyme further agrees to fulfill any and all of the reporting obligations BioMarin/Genzyme LLC may have to any Third Party related to Aldurazyme by virtue of the Third Party Licenses.

4.13        Suspension of Distribution.  Each Party shall notify the other promptly if it becomes aware of a problem with the quality of Aldurazyme distributed in the Territory, or a directive from the FDA, the EMEA or any other applicable regulatory authority related to Aldurazyme distributed in the Territory.  Upon receipt of any such notice from BioMarin, Genzyme may suspend sales and distribution of Aldurazyme in the Territory, at its reasonable discretion.  After any such suspension, BioMarin and Genzyme shall consult in good faith to determine whether and when to resume sales and distribution of Aldurazyme; provided, however, that no such suspension shall be deemed to be a default by Genzyme hereunder except to the extent that Genzyme does not resume sales and distribution of Aldurazyme within fifteen (15) business days after the Parties agree that such quality problem has been resolved.

5.             REGULATORY MATTERS.

5.1          Marketing and Regulatory Approvals.

5.1.1       Marketing Applications.  Genzyme shall be responsible, in its sole discretion and at its sole expense, for filing Marketing Applications for Aldurazyme in each country, other than as expressly provided in Sections 3.10, 3.11, 3.12 and 5.1.2, in which Aldurazyme is licensed, marketed or sold, up to and including Marketing Application Approval, and for thereafter maintaining such Marketing Application Approvals.  In connection with Genzyme’s filing

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

of Marketing Applications, BioMarin shall provide Genzyme with a copy, in English, of all necessary supporting information and data when required, to prepare appropriate regulatory submissions affecting approval and maintenance of market or of product pricing.  Nothing in this Article 5 shall be deemed to require Genzyme to file Marketing Applications and obtain Marketing Application Approvals in each country in the Territory; Genzyme shall determine in good faith where and when to file and maintain such applications and approvals in a manner consistent with its obligation to use its commercially reasonable and diligent efforts to commercialize Aldurazyme.

5.1.2       Regulatory Approvals.

(a)        Genzyme shall be responsible at its sole expense: (i) for the filing of all reports, documents or other information regarding Aldurazyme required by the EMEA or any other governmental agency or body outside of the United States having jurisdiction related to Aldurazyme and for securing all necessary Regulatory Approvals and for ensuring that Aldurazyme remains in good standing with all such governmental agencies or bodies and all other applicable jurisdictions (other than the United States) for as long as Genzyme determines to market and sell Aldurazyme in such jurisdictions; and (ii) for obtaining and maintaining all permits and licenses necessary to enable Genzyme to distribute Aldurazyme under this Agreement.  Genzyme agrees to provide BioMarin with copies of all filings, reports, documents or other information provided by it to any regulatory authority outside of the United States related to Aldurazyme within thirty (30) days of making such filing with such regulatory authority.

(b)        BioMarin shall be responsible at its sole expense:  (i) for the filing of all reports, documents or other information regarding Aldurazyme required by the FDA or any other governmental agency in the United States having jurisdiction related to Aldurazyme and for securing all necessary Regulatory Approvals and for ensuring that Aldurazyme remains in good standing with the FDA and such other governmental agencies; and (ii) for obtaining and maintaining all permits and licenses to enable BioMarin to produce Aldurazyme for the global market under this Agreement.  BioMarin agrees to provide Genzyme with copies of all filings, reports, documents or other information provided by it to any regulatory authority in the United States related to Aldurazyme within thirty (30) days of making such filing with such regulatory authority.

(c)        All regulatory filings for Aldurazyme in the United States will be filed by and in the name of BioMarin.  BioMarin agrees that:  (i) it shall hold the licenses issued in respect of such Regulatory Approval filings, and maintain control over the manufacturing facilities, equipment and personnel, to the extent required by the Regulatory Scheme; (ii) it shall maintain compliance with the applicable Regulatory Scheme; (iii) each of the Parties shall have an irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities in connection with its exercise of its rights and performance of its obligations under this Agreement, the Amended and Restated Collaboration Agreement and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the Fill Agreement; and (iv) it shall comply with the provisions of Article 12 hereof with respect to the ownership and/or disposition of such Regulatory Approvals in the event this Agreement is terminated and that it will provide the level of cooperation described in this Agreement in connection therewith.

(d)        All regulatory filings for Aldurazyme outside of the United States will be filed by and in the name of Genzyme or its designee.  Genzyme agrees that:  (i) it shall hold the licenses issued in respect of such Regulatory Approval filings, maintain control over the distribution facilities, equipment and personnel, and engage in pharmacovigilence to the extent required by the Regulatory Scheme; (ii) it shall maintain compliance with the applicable Regulatory Scheme; (iii) each of the Parties shall have an irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities in connection with its exercise of its rights and performance of its obligations under this Agreement, the Amended and Restated Collaboration Agreement and the Fill Agreement; and (iv) it shall comply with the provisions of Article 12 hereof with respect to the ownership and/or disposition of such Regulatory Approvals in the event this Agreement is terminated and that it will provide the level of cooperation described in this Agreement in connection therewith.

(e)        No Party may assign or otherwise transfer a Regulatory Approval for Aldurazyme without the prior written consent of the other Parties; provided, however, that either BioMarin or Genzyme may, without such consent, assign such Regulatory Approvals (i) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (ii) in connection with a merger, consolidation or sale of substantially all of such Party’s assets to an unrelated Third Party; provided, however, that such Regulatory Approvals shall not be transferred separate from this Agreement and the Related Agreements and all or substantially all of such Party’s other business assets, including without limitation those business assets that are the subject of this Agreement.  Any purported assignment in violation of this Section 5.1.2(e) shall be void.

5.2          Recalls.

5.2.1       BioMarin may, in its sole discretion, determine whether or when to initiate any recalls of Aldurazyme in the United States and Genzyme may, in its sole discretion, determine whether or when to initiate any recalls of Aldurazyme anywhere else in the world.  As of the Effective Date and throughout the term of this Agreement, BioMarin and Genzyme shall prepare and maintain a written SOP, to handle any recalls of Aldurazyme.  Such SOP shall include, without limitation, prior notice to and consultation with the other Party of any recall; provided, however, that in no event shall such consultation be deemed to limit or supersede the Parties’ ability to make recall decisions in their sole discretion pursuant to the first sentence hereof.  Genzyme shall transmit recall decision information to BioMarin to Vice President,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Regulatory Affairs, by phone at (415) 506-6708 or facsimile at (415) 506-6306.  BioMarin shall transmit recall decision information to Genzyme to Regulatory Affairs/QA, attention: Vice President, Regulatory Affairs and Corporate Quality Compliance, by phone at (508) 661-6172 or facsimile at (508) 661-8851.  In the event that (i) any regulatory authority or other governmental agency or authority issues a request or directive or orders that Aldurazyme be recalled or retrieved, (ii) a court of competent jurisdiction orders that Aldurazyme be recalled or retrieved or (iii) a Party determines that Aldurazyme should be recalled, retrieved or a “Dear Doctor” letter is required relating to restrictions on use of Aldurazyme in a country for which it is responsible, the Party responsible for the relevant country pursuant to the first sentence hereof shall conduct such activity and the Parties shall take all appropriate corrective actions and shall execute the steps detailed in the SOP.  To the extent practicable, the Parties shall coordinate the notices of any such recall to be delivered to regulatory authorities (including the timing thereof).  Genzyme and BioMarin shall cooperate fully with one another in conducting such action.  Genzyme shall destroy units of Aldurazyme lawfully recalled only upon BioMarin’s (or any regulatory authority’s) written instruction to destroy such units of Aldurazyme, and only then in accordance with BioMarin’s procedures and instructions.  Otherwise, Genzyme may return the recalled units of Aldurazyme to BioMarin in accordance with BioMarin’s instructions within thirty (30) days after completion of the action.  In the event that either BioMarin or Genzyme becomes aware of circumstances that may necessitate a recall of Aldurazyme in any country for which it is not responsible pursuant to this Section 5.2, it will promptly notify the other Party of such circumstances.

5.2.2       In the event a recall results from the manufacture of Aldurazyme (including without limitation changes made pursuant Sections 3.11 and 3.12 hereof) or BioMarin’s negligence or willful misconduct, BioMarin shall be responsible for the expenses thereof.  In the event a recall results from Genzyme’s filling, packaging, labeling or storage of Aldurazyme, or Genzyme’s negligence or willful misconduct (including without limitation any negligence or willful misconduct resulting in adulteration of Aldurazyme), Genzyme shall be responsible for the expenses thereof.  Otherwise, the Parties shall share equally the expenses of the action.  For purposes of this Agreement, the expenses of the action shall be the expenses of notification and return or destruction (if such destruction is authorized by BioMarin or the applicable regulatory authority) of units of the recalled Aldurazyme, the cost of replacement of the recalled Aldurazyme, and any costs directly associated with the distribution of replacement Aldurazyme.  For the avoidance of doubt, amounts payable under Article 6 hereof shall only be payable on Aldurazyme used to replace the recalled Aldurazyme (not on the returned Aldurazyme itself).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

6.             PAYMENTS.

6.1          Transfer Royalties.

(a)           For the Aldurazyme supplied by BioMarin to Genzyme pursuant to Article 3, Genzyme shall pay to BioMarin the following royalties based upon the Annual Net Sales of Aldurazyme:

Annual Net Sales	Royalty Payment %

of between $0 and $130,000,000	39.5%

of between $130,000,001 and $140,000,000	40%

of between $140,000,001 and $155,000,000	42%

of between $155,000,001 and $170,000,000	44%

of between $170,000,001 and $185,000,000	46%

of between $185,000,001 and $200,000,000	48%

of $200,000,001 and above	50%

As used herein, “Annual Net Sales” shall mean total aggregate Net Sales of all Aldurazyme sold in the particular calendar year.

(b)           It is expressly understood that the royalty payment to be made by Genzyme to BioMarin pursuant to Section 6.1(a) shall be based on a tiered structure.  For instance, if total Annual Net Sales are $145,000,000, the royalty payable from Genzyme to BioMarin pursuant to the methodology outlined in Section 6.1(a) would be equal to $57,450,000, calculated as follows:  ($130,000,000 x 39.5%) + ($10,000,000 x 40%) + ($5,000,000 x 42%).

(c)           In the event that the [**] Aldurazyme in any country in which Aldurazyme has received all necessary Regulatory Approvals and, if applicable, pricing approvals as of the Effective Date (“Existing Markets”) is [**] over any calendar quarter, then [**].  The term [**] for purposes of this clause (c) shall mean a [**] of Aldurazyme.

(d)           Notwithstanding the foregoing,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(i)                            BioMarin agrees to supply Genzyme’s requirements of Aldurazyme for compassionate use and expanded access programs free of charge, concurrent with delivery of commercial vials, in an amount equal to [**].  Thereafter, BioMarin agrees to supply additional vials to Genzyme during the relevant calendar year for such compassionate use and expanded access programs for [**] until it has provided an additional [**] of Aldurazyme.  Thereafter, any additional vials required by Genzyme in the relevant calendar year for such compassionate use and expanded access programs shall be provided by BioMarin at [**].  The term “vial” for purposes of this clause (d)(i) shall mean a 2.9 mg vial of Aldurazyme; and

(ii)                           BioMarin agrees that Genzyme may use up to [**] vials per Lot of Aldurazyme delivered to Genzyme to supply Genzyme’s requirements of Aldurazyme for appropriate acceptance testing and required in-country release testing and final Lot testing free of charge.  Genzyme shall account for any Aldurazyme so used in the quarterly report described in Section 6.4.

6.2          Quarterly Payments.  Genzyme shall pay all amounts owed to BioMarin for Aldurazyme pursuant to Section 6.1 on a quarterly basis within forty-five (45) days after the end of each calendar quarter.  In computing the royalty payable for any quarter, the Parties shall take into account the aggregate Net Sales to date from the beginning of the relevant calendar year.

6.3          Monthly Reports.  Within [**] business days after the end of each calendar month, Genzyme shall provide BioMarin with a preliminary report of Net Sales of Aldurazyme for the immediately proceeding month (a “Flash Report”).  As soon as practicable, but in no event later than [**] business days after the end of each calendar month, Genzyme shall provide BioMarin with a final report of Net Sales of Aldurazyme for the immediately proceeding month.  Such monthly reports shall not include inventory data.

6.4          Quarterly Reports.  Within forty-five (45) business days after the end of each calendar quarter, Genzyme shall provide BioMarin with a true accounting of all payment obligations, if any, owed in accordance with this Article 6, together with a statement setting out all details necessary to calculate the amounts actually due hereunder with respect to Net Sales made in that calendar quarter, including vials of Aldurazyme sold on a country-by-country basis, gross sales of Aldurazyme in that calendar quarter including vials of Aldurazyme sold on a country-by-country basis, Net Sales in that calendar quarter on a country-by-country basis, all relevant deductions, and all relevant exchange rate conversions.  Any additional payments owed by Genzyme to BioMarin shall accompany such statement.

6.5          Sales Records; Audit.

6.5.1       Genzyme shall keep complete and accurate books and records of all Net Sales of Aldurazyme on a country-by-country basis.  BioMarin shall have the right, at BioMarin’s expense, through a certified independent public accountant, to have reasonable access upon reasonable advance notice and during normal business hours to such books and records for the sole purpose of verifying the accuracy of the royalty report and payments under this

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Article 6 in respect of any calendar quarter ending not more than thirty-six (36) months prior to the date of such notice.  BioMarin and Genzyme shall agree in good faith upon reasonable procedures before BioMarin’s auditors begin the audit work pursuant to this Section 6.5.1.  Such verifications may be conducted not more than once in each calendar year during the term of this Agreement and once during the three (3) year period following the expiration or termination of this Agreement.  The records and royalty reports for any particular calendar quarter may not be examined under this Section 6.5.1 more than once.

6.5.2       In the event such audit concludes that adjustments should be made in BioMarin’s favor, then any appropriate payments (plus accrued interest as determined by Section 6.8) shall be paid by Genzyme within [**] days after the date Genzyme receives BioMarin’s accounting firm’s written report so concluding, unless Genzyme shall have a good faith dispute as to the conclusions set forth in such written report in which case Genzyme shall provide written notice to BioMarin within such [**] day period of the nature of its disagreement with such written report. The Parties shall thereafter, for a period of sixty (60) days, attempt in good faith to resolve such dispute and if they are unable to do so then the matter will be submitted to dispute resolution in accordance with Section 13.8 hereof.  Any overpayments by Genzyme will be promptly refunded by BioMarin to Genzyme with interest calculated as provided in Section 6.8 from the date such overpayment was made.  If any such examination reveals an underpayment to BioMarin in excess of [**] for the examined period, then Genzyme shall promptly reimburse BioMarin for the costs of such examination within forty-five (45) days after receipt of a reasonably detailed invoice therefor unless Genzyme is disputing such conclusion as provided above.

6.5.3       BioMarin agrees that all information subject to review under this Section 6.5 (other than information directly related to Aldurazyme) is Genzyme’s confidential information and that it shall cause its accounting firm to retain all such information in confidence (even as to BioMarin) subject to the confidentiality restrictions of Article 8 hereof.  Notwithstanding the prior sentence, Genzyme acknowledges and agrees that such accounting firm’s obligation to retain all such information in confidence from BioMarin shall not apply in the event that BioMarin and Genzyme are involved in a dispute under Section 13.8 related to this Section 6.5 and such information is necessary for BioMarin’s use in connection with such dispute; provided, however, that BioMarin shall only use such information in connection with such dispute and such information shall remain subject to the confidentiality restrictions of Article 8.

6.6          Taxes.  Any taxes, levies or similar governmental charges, now in force or enacted in the future, however designated (“Taxes”) including related penalties and interest, imposed by any governmental authority on or measured or incurred by the sale or shipment of Aldurazyme by BioMarin to Genzyme or the sale of Aldurazyme by Genzyme shall be

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

paid by Genzyme. Notwithstanding anything to the contrary herein, each Party shall be solely responsible with respect to its own income Taxes.

6.7          Payment for Unsold Aldurazyme.  [**].

6.8          Payment Terms.  All sums due under this Agreement shall be payable in United States dollars.  Monetary conversion from the currency of a foreign country in which Aldurazyme is sold into United States currency shall be calculated in accordance with GAAP using the average of the relevant daily exchange rates for each month of the calendar quarter based on rates published by Bloomberg.  All payments to be made under this Agreement shall be paid by check or wire transfer as selected by paying Party, and shall be delivered to such address or wired to such account or accounts as the Party owned such payment shall designate from time to time in writing to the paying Party.  Any such payment shall be deemed to have been paid when received with respect to check payments or when recorded in the proper account with respect to wire transfer payments.

6.9          Late Fees; Collection Costs.  If any amounts due under this Agreement are not made when due, the Party from whom such payment was due will be charged a late charge of [**] per month determined on a daily basis from the date due until the date paid.  Payment of such late charges alone (i.e., without the late payment itself) will not excuse or cure the breach or default for late payment.  If either BioMarin or Genzyme retains a collection agency, attorney or other person or entity to collect overdue payments, all collection costs, including but not limited to reasonable attorneys’ fees and expenses, will be paid by the Party from whom such payment was due.

6.10        No Deductions.  No part of any amount payable by a Party may be reduced due to any counterclaim, set-off, adjustment or other right that such Party may have against another Party, except with respect to Aldurazyme that is returned to BioMarin in accordance with Section 3.9 or 5.2.

7.             RESEARCH AND DEVELOPMENT

7.1          Independent Research and Development Activities.  Except as otherwise provided herein or in the Amended and Restated Collaboration Agreement, to the extent that the Steering Committee (as defined in the Amended and Restated Collaboration Agreement) does not exercise the right of first refusal granted to BioMarin/Genzyme LLC under Section 3.1.5 or Article 5 of the Amended and Restated Collaboration Agreement, each of BioMarin and Genzyme shall have the right to independently conduct, at its own expense, any research or development of Aldurazyme, including without limitation Post-Marketing Studies and through investigator-initiated studies.

7.2          Access to Data.  Each Party shall provide the other Party will full access to the data generated in any research and development activities conducted with Aldurazyme, and the other Party shall be free to use such information to perform its obligations under this Agreement or any Related Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

8.             CONFIDENTIALITY.

8.1          Nondisclosure Obligations.  Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of five (5) years thereafter, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement any information furnished to it by the other Party hereto pursuant to this Agreement which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally or by inspection is indicated orally to be confidential or proprietary by the Party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party (describing in reasonable detail the information to be treated as confidential) within a reasonable time after such disclosure (collectively, “Information”).

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Amended and Restated Collaboration Agreement or the Fill Agreement, a Party may disclose Information of the other Party it is otherwise obligated under this Section 8.1 not to disclose to its Affiliates, permitted sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to substantially the same extent as such Party is required to keep such Information confidential; and a Party or its permitted sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials or to file and maintain Regulatory Approvals with and to market commercially Aldurazyme.  The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided that such Information was not obtained by such Third Party directly or indirectly from the disclosing Party under this Agreement; (iii) prior to disclosure under this Agreement was already in the possession of the receiving Party or its Affiliates or sublicensees, provided that such Information was not obtained directly or indirectly from the disclosing Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is required to be disclosed by the receiving Party to comply with applicable laws or regulations, or with a court or administrative order, provided that the receiving Party notifies the disclosing Party in writing prior to any such disclosure and agrees to use reasonable efforts to secure confidential treatment thereof prior to its disclosure (whether by protective order or otherwise).

8.2          Terms of this Agreement; Press Releases.  The Parties agree to seek confidential treatment for any filing of this Agreement with the Securities and Exchange Commission and shall agree upon the content of the request for confidential treatment

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

made by each Party in respect of such filing.  Except as permitted by the foregoing provisions or as otherwise required by law, each of the Parties agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Parties; provided that each of BioMarin and Genzyme shall be entitled to disclose the terms of this Agreement without such consent to its advisors and potential investors or other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential.  The Parties agree that all press releases related to Aldurazyme shall be issued jointly by BioMarin and Genzyme and that the Party preparing any such press release shall provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such press release.  Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement; thereafter, BioMarin and Genzyme may each disclose to Third Parties the information contained in such press release and Question & Answer outline without the need for further approval by the other.

9.             REPRESENTATIONS AND WARRANTIES.

9.1          General Representations and Warranties.  Each Party hereby represents and warrants:

9.1.1       Duly Organized.  It is a corporation (or limited liability company as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or organization as the case may be), is qualified to do business and is in good standing as a foreign corporation (or limited liability company as the case may be) in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement and has all requisite corporate power (or limited liability power as the case may be) and authority to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

9.1.2       Authorization.  It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.  The person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

9.1.3       No Third Party Approval.  No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body (other than health regulatory authorities) is required for the due execution, delivery or performance by it of this Agreement, except as provided herein.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.1.4                     Enforceable Agreement.  This Agreement has been duly and validly executed and delivered, and assuming it is a legally enforceable agreement of the other Parties hereto, constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.

9.1.5                     No Violation.  None of the execution, delivery or performance of this Agreement by such Party, nor the consummation by such Party of the transactions contemplated hereby will (i) result in a violation of any provision of such Party’s charter documents or by-laws; or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any material agreement to which such Party is a party or by which such Party or any of its assets or properties are bound or which is applicable to such Party or any of its assets or properties.

9.1.6                     No Debarment.  It is not currently debarred, suspended, or otherwise excluded by the FDA or any other regulatory authority from conducting business and shall not knowingly use in connection with this Agreement the services of any person debarred by the FDA.

9.1.7                     Accuracy of Data.  All laboratory, scientific, technical and/or other data submitted by or on behalf of such Party, as the case may be, relating to Aldurazyme shall, to the best of its knowledge, be true and correct and shall not contain any material falsification, misrepresentations or omissions.

9.2                               Additional Representations and Warranties.

9.2.1                     Genzyme Warranties.  Genzyme warrants that the Aldurazyme sold pursuant to Article 4 hereof will be marketed and sold in all material respects in accordance with the conditions of any applicable Marketing Application Approvals, Regulatory Approvals, any applicable labeling claims and any applicable requirements of the Regulatory Scheme regarding the promotion, sale and marketing of Aldurazyme (except to the extent any of the foregoing is the responsibility of BioMarin as the holder of the BLA).

9.2.2                     BioMarin Warranties.

(a)                        BioMarin warrants that the Aldurazyme delivered by BioMarin pursuant to Article 3 hereof will conform in all material respects to the Specifications, the conditions of any applicable Regulatory Approvals regarding the manufacturing process and any applicable requirements of the Regulatory Scheme regarding the manufacturing process.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)                        When each Lot of Aldurazyme leaves BioMarin’s facility, such Lot shall be of good, merchantable and usable quality, free of defects in material and workmanship, suitable for the purposes for which Aldurazyme is to be used, and shall not be adulterated or misbranded due to any defect caused by BioMarin within the meaning of the U.S. Regulatory Scheme and other substantially similar laws and statutes in any country outside the United States in which Aldurazyme is to be sold.

(c)                        The manufacturing facilities for Aldurazyme shall conform in all material respects to the standards of those Regulatory Authorities with jurisdiction over such facilities, including, but not limited to, those set forth in the cGMP Regulations.

9.2.3                     No Representations or Warranties as to Safety of Aldurazyme or Specifications as of the Effective Date.

(a)                        Each of the Parties acknowledges that none of the other Parties nor their respective personnel are obligated to engage in any refinement or development of Aldurazyme pursuant to the terms of this Agreement other than with respect to BioMarin, the production of Aldurazyme pursuant to the Specifications or as approved by BioMarin and any refinement and development required as a result of any changes to Aldurazyme made pursuant to Section 3.

(b)                        Each of the Parties acknowledges that the Specifications as they exist as of the Effective Date have been jointly developed by the Parties pursuant to the terms of the Original Collaboration Agreement.

(c)                        BioMarin/Genzyme LLC and Genzyme acknowledge that other than [**] each Lot of Aldurazyme by BioMarin as required by the Specifications, the applicable Regulatory Approvals and the applicable requirements of the Regulatory Scheme (including without limitation cGMP Regulations) and/or the Technical Agreement, BioMarin shall not be in any way responsible for [**].

9.3                               Disclaimer of Representations and Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN A RELATED AGREEMENT, NONE OF BIOMARIN, GENZYME OR BIOMARIN/GENZYME LLC MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS.  ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

9.4                               Limitation of Liability.  EXCEPT WITH RESPECT TO CLAIMS FOR INDEMNIFICATION UNDER ARTICLE 11 HEREOF AND AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS AGREED BY THE PARTIES THAT NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

10.                               LICENSE GRANTS: PATENT PROSECUTION AND LITIGATION.

10.1                        License Grants.  Pursuant to the terms and conditions of Article 3 of the Amended and Restated Collaboration Agreement, the Parties have granted each other licenses with respect to all Patent Rights, Technology and Manufacturing Know-How owned or Controlled by the Parties related to Collaboration Products in the Field.

10.2                        Rights and Obligations of the Parties.  The rights and obligation of the Parties with respect to filing, prosecution and maintenance of all Patent Rights, defense of Third Party infringement claims and enforcement of Patent Rights are set forth in Article 9 of the Amended and Restated Collaboration Agreement.

11.                               INDEMNITY.

11.1                        In Favor of BioMarin.  Genzyme shall defend, indemnify and hold harmless each of BioMarin, its Affiliates and their respective officers, directors and employees (collectively, the “BioMarin Indemnified Parties”) from and against any and all claims, demands, losses, damages, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys’ fees and costs) (collectively, “Losses”) (i) arising from or related to any claim, action or proceeding asserted by a Third Party (a “Third Party Claim”) against any BioMarin Indemnified Party arising from Genzyme’s breach of this Agreement or negligence or willful misconduct in connection with its performance of its obligations under this Agreement or (ii) allocated to it in Section 11.3, except to the extent (which shall reduce Genzyme’s indemnification obligation hereunder) in the case of (i) and (ii) such Losses also arise from BioMarin’s breach of any warranty or representation herein, BioMarin’s failure to perform any covenant herein, or any negligent or willful act or omission of BioMarin in performing its obligations under this Agreement.

11.2                        In Favor of Genzyme.  BioMarin shall defend, indemnify and hold harmless each of Genzyme, its Affiliates and their respective officers, directors and employees (collectively, the “Genzyme Indemnified Parties”) from and against any and all Losses (i) arising from or related to any Third Party Claim against any Genzyme Indemnified Party arising from BioMarin’s breach of this Agreement or negligence or willful misconduct in connection with its performance of its obligations hereunder, (ii) arising from or related to any Third Party Claim against any Genzyme Indemnified Party and lost profits of Genzyme, in each case, resulting from an interruption in the supply of Aldurazyme due to changes implemented by BioMarin pursuant to Section 3.10 or 3.11 (other than any change made at the request or direction of any regulatory

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

authority) or (iii) allocated to it in Section 11.3, except to the extent (which shall reduce BioMarin’s indemnification obligation hereunder), in each of case (i), (ii) and (iii) such Losses also arise from Genzyme’s breach of any warranty or representation herein, Genzyme’s failure to perform any covenant herein, or any negligent or willful act or omission of Genzyme in performing its obligations under this Agreement.

11.3                        Product Liability.  If any Party receives a Third Party Claim or suffers any Losses relating to product liability, the other Party shall contribute to such Losses to the extent set forth in this Section 11.3.

11.3.1              Alleged Design Defect Regarding Aldurazyme.  Each of the Parties acknowledge and agree that Aldurazyme produced using the Specifications in effect as of the Effective Date was produced through their joint efforts.  To the extent that a Third Party Claim is asserted against any of the Parties or any of their Affiliates related to a design defect in Aldurazyme meeting the Specifications in effect as of the Effective Date, the Parties acknowledge and agree that they shall each be responsible for fifty percent (50%) of all Losses incurred by the Parties and their Affiliates arising from such a Third Party Claim.  To the extent that the Specifications are modified after the Effective Date pursuant to Sections 1.50 and 3.11 and any of the Parties is found to be responsible for any claims related to a design defect in the production of Aldurazyme pursuant to such modified Specifications, the Parties acknowledge and agree that BioMarin shall be responsible for one hundred percent (100%) of all Losses incurred by the Parties and their Affiliates arising from such a Third Party Claim except to the extent such Losses also arise from Genzyme’s breach of any warranty or representation herein, Genzyme’s failure to perform any covenant herein, or the negligent or willful act or omission of Genzyme in performing its obligations under this Agreement, in which case liability shall be apportioned between BioMarin and Genzyme as appropriate.

11.3.2              Alleged Manufacturing Defect Regarding Aldurazyme.  Notwithstanding Section 11.3.1, the Parties acknowledge and agree that to the extent that a Third Party Claim is asserted against Genzyme or any of its Affiliates related to the manufacturing, storing, handling, delivery, US regulatory compliance of Aldurazyme by BioMarin or its Affiliates or Third Parties engaged by or on behalf of BioMarin (including without limitation Hollister-Stier), any and all Losses incurred by Genzyme or its Affiliates arising from such Third Party Claim shall be the sole responsibility of BioMarin except to the extent such Losses arise from Genzyme’s breach of any warranty or representation herein, Genzyme’s failure to perform any covenant herein, or the negligent or willful act or omission of Genzyme in performing its obligations under this Agreement, in which case liability shall be apportioned between BioMarin and Genzyme as appropriate.

11.3.3              Alleged Non-Manufacturing Defect Regarding Aldurazyme. Notwithstanding Section 11.3.1, the Parties acknowledge and agree that to the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

extent that a Third Party Claim is asserted against BioMarin or any of its Affiliates related to the storage, handling, delivery, non-US regulatory compliance, labeling, marketing, distribution or sale of Aldurazyme by Genzyme or its Affiliates or Third Parties engaged by or on behalf of Genzyme, any and all Losses incurred by BioMarin or its Affiliates arising from such Third Party Claim shall be the sole responsibility of Genzyme except to the extent such Losses arise from BioMarin’s breach of any warranty or representation herein, BioMarin’s failure to perform any covenant herein, or the negligent or willful act or omission of BioMarin in performing its obligations under this Agreement, in which case liability shall be apportioned between BioMarin and Genzyme as appropriate.

11.4                        Indemnification and Contribution Procedures.

11.4.1              Indemnification Procedure.  In a circumstance where one Party is required to indemnify the other Party for one hundred percent (100%) of the Losses arising from any Third Party Claim, a Party or any of its Affiliates or their respective directors, officers, employees or agents (the “Indemnitee”) that intends to claim indemnification under this Article 11 shall promptly notify the other Party (the “Indemnitor”) of any Losses in respect of which the Indemnitee intends to claim such indemnification, and if the Indemnitor confirms in writing that it will indemnify the Indemnitee for one hundred percent (100%) of such Loss, then the Indemnitor shall have the right to assume the defense thereof with counsel of its choice, subject to the consent of the non-Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicting interests between such Indemnitee and any other Party represented by such counsel in such proceedings.  The Indemnitor shall not be responsible for the fees and expenses of more than one counsel to all Indemnitees.  The indemnity in this Article 11 shall not apply to amounts paid in settlement of any Third Party Claim if such settlement is effected without the prior written consent of any Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned.  The failure to deliver notice to an Indemnitor within a reasonable time after the commencement of any such Third Party Claim shall not relieve such Indemnitor of any liability to the Indemnitee under this Article 11 with respect to such action, except to the extent that such failure materially prejudiced the Indemnitor’s ability to defend such action.  Each Indemnitee under this Article 11, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any Claim or action covered by this indemnification.

11.4.2              Contribution Procedure.  In a circumstance where responsibility for Losses arising out of any Third Party Claim is to be apportioned between Genzyme and BioMarin pursuant to Sections 11.1, 11.2, and 11.3, a Party that intends

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

to seek partial indemnification or contribution from the other Party for any such Losses must notify the other Party as promptly as practical.  The failure to deliver such notice within a reasonable time will not relieve a Party of any obligations for indemnification or contribution hereunder with respect to such Losses, except to the extent that such failure materially prejudiced the Indemnitor’s ability to defend such Third Party Claim.  If the Parties agree that one Party will have responsibility for more than fifty percent (50%) of the Losses arising out of a Third Party Claim, such Party shall have the right to assume the defense of the Third Party Claim with counsel of its choice, subject to the consent of the non-Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, the Party not defending the Third Party Claim shall have the right to retain its own counsel to participate in the defense of the Third Party Claim at its own expense.  In the absence of such agreement, each Party seeking indemnification or contribution may defend the Third Party Claim with counsel of its choosing at its own expense, and each Party’s counsel fees and costs related to the Third Party Claim will be excluded from the Losses to be apportioned in accordance with Section 11.1, 11.2, and 11.3.  No Party shall be required to contribute to or indemnify the other Party for any Losses arising out of a Third Party Claim if the claim is settled without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Each Party, its employees and agents, shall cooperate fully with the other Party and its legal representatives in the investigation of any Third Party Claim covered by this Section 11.4.2.  The Parties shall negotiate in good faith to enter into a joint defense agreement with respect to the defense of any Third Party Claim covered by this Section 11.4.2.

11.5                        Insurance.  Each Party shall, during the term of this Agreement, maintain commercially reasonable amounts of insurance or self-insurance given the size, nature and scope of its business from a reputable insurance carrier to cover against liability risks, including product liability insurance and business interruption insurance (for commercial value) for the benefit of the other Party.  Each Party shall provide the other Party with evidence of such insurance.

12.                               TERM AND TERMINATION.

12.1                        Term.  The term of this Agreement shall be perpetual unless terminated pursuant to Section 12.2 below.

12.2                        Termination.  This Agreement may be terminated in the following circumstances:

12.2.1              For Certain Material Breaches.  If either BioMarin or Genzyme fails to use commercially reasonable and diligent efforts to perform any material duty imposed upon such Party under this Agreement and such failure to perform is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching Party may elect, in its sole discretion, to terminate this Agreement with the consequences set forth in Section 12.3.1

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

below.  Such 90-day period shall be extended to one hundred eighty (180) days if the breaching Party has engaged in good faith efforts to remedy such default within such 90-day period and indicated in writing to the non-breaching Party prior to the expiration of such 90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

12.2.2              For Convenience.  Either BioMarin or Genzyme may elect to terminate this Agreement for any reason upon one (1) year prior written notice to the other Party, during which one-year period the obligations of the Parties shall continue in full force and effect.

12.2.3              Upon Change of Control.  Either BioMarin or Genzyme may terminate this Agreement in the event that the other Party is a party to a transaction involving (a) a merger or consolidation in which such Party is not the surviving entity or (b) the sale of all or substantially all of the assets of such Party to a Third Party.  Termination of this Agreement pursuant to this Section 12.2.3 shall be effective as of the effective date of such transaction.

12.2.4              Upon Bankruptcy.  Either BioMarin or Genzyme may terminate this Agreement if: (a) the other Party fails to meet any material obligation hereunder and (i) applies for or consents to the appointment of a receiver, trustee, liquidation or custodian of itself or of all or a substantial part of its property; (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature; (iii) makes a general assignment for the benefit of its or any of its creditors; (iv) is dissolved or liquidated in full or in part; (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vi) takes any action for the purpose of effecting any of the foregoing; or (b) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the other Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the other Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) calendar days of commencement.

12.3                        Effects of Termination.

12.3.1              For Certain Material Breaches.  In addition to the rights and duties set forth in Section 12.4 below, BioMarin and Genzyme shall have the following

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

rights and duties upon termination of this Agreement pursuant to Section 12.2.1 above:

(a)           the non-breaching Party shall have an irrevocable right and license, with the right to grant and authorize sublicenses, to develop, make, have made, use, offer for sale, sell, have sold, import and export Aldurazyme and the breaching Party shall execute such documents and take all action  as may be necessary or desirable to effect the foregoing; provided, that such license shall be for the same level of exclusivity as the rights granted with respect thereto under Article 3 or Article 4 hereof, as the case may be, immediately prior to such termination; provided further that any license granted hereunder shall be subject to the obligation of the non-breaching Party to use commercially reasonable and diligent efforts to manufacture, develop and market Aldurazyme pursuant to such license;

(b)           the breaching Party shall assign and transfer all of its interest in BioMarin/Genzyme LLC to the non-breaching Party, and the non-breaching Party may dissolve BioMarin/Genzyme LLC in its sole discretion; provided that in the event that BioMarin is the breaching Party, it shall also cause BioMarin Genetics to assign and transfer all of its interest in BioMarin/Genzyme LLC to Genzyme.

(c)           upon exercise of its license option by the non-breaching party provided in paragraph (a) of this Section 12.3.1:  (i) all rights and licenses or rights granted pursuant to Article 3 or Article 4, as the case may be, shall be revoked; (ii) if  BioMarin/Genzyme LLC is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than BioMarin/Genzyme LLC), “Orphan Drug” designations and clinical data owned or licensed by BioMarin/Genzyme LLC and any trademarks owned or licensed by BioMarin/Genzyme LLC (other than any trademarks registered in the name  of an entity other than BioMarin/Genzyme LLC pursuant to Section 9.1.2 of the Amended and Restated Collaboration Agreement) shall be assigned or  exclusively licensed to the non-breaching Party; and (iii) any Regulatory Approvals filed and  any trademarks registered in the name of an entity other  than BioMarin/Genzyme LLC shall be (A) exclusively licensed to BioMarin/Genzyme LLC, the non-breaching Party or  any Third Party or Affiliate designated by the non-breaching Party until such time as BioMarin/Genzyme LLC, the non-breaching Party or  its designee is qualified to hold such Regulatory Approvals  or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred  or assigned to BioMarin/Genzyme LLC, the non-breaching Party or its designee, as appropriate, as soon as practicable thereafter;

(d)           the non-breaching Party shall become obligated  to pay the breaching Party an amount equal to: [**] (iii) interest thereon at the Base Rate of interest declared from time to time by  Bank of America, N.A. in Boston, Massachusetts from

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the date of termination to the date payment is made (the “Breach Buyout Amount”), payable as follows:

(i)                                    if the non-breaching Party elects to sell or otherwise dispose of all or any portion of its or its Affiliates’ right, title and interest in Aldurazyme, then the non-breaching Party shall, upon any such sale or other disposition, pay the breaching Party an amount equal to [**];

(ii)                                for as long as the non-breaching Party (together, in the case of BioMarin with BioMarin Genetics) has not sold or otherwise disposed of all or a portion of its (together in the case of BioMarin, with BioMarin Genetics) right, title and interest  in Aldurazyme which is equal to or greater than the breaching Party’s (together in the case of BioMarin, with BioMarin Genetics) Percentage Interest as of the date of termination, the non-breaching Party shall pay the breaching Party (and, in the event that BioMarin is the breaching Party, BioMarin Genetics) [**] as described in the preceding paragraph; and

(iii)                                        on the [**] of the date of termination, the non-breaching Party shall pay the breaching Party (and, in the event that BioMarin is the breaching Party, BioMarin Genetics) the difference between the aggregate amounts paid pursuant to clauses (i) and (ii) above and the Breach Buyout Amount; provided, that the aggregate amount of all payments made under clauses (i), (ii) and (iii) shall not exceed the Breach Buyout Amount.

12.3.2              For Convenience.  In addition to the rights and duties set forth in Section 12.4 below, BioMarin and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 12.2.2 above:

(a)                                  the non-terminating Party shall have an option exercisable upon written notice to the terminating Party within the one-year period provided in Section 12.2.2 hereof to obtain from the terminating Party the irrevocable right and license, with the right to grant and authorize sublicenses, to develop, make, have made, use, offer for sale, sell, have sold, import and export Aldurazyme, and the terminating Party shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; provided, that such license shall be for the same level of exclusivity as the rights granted with respect thereto under Article 3 or Article 4 hereof, as the case may be; provided further that any license granted hereunder shall be subject to the obligation of the non-terminating Party to use commercially reasonable and diligent efforts to develop and market Aldurazyme pursuant to such license;

(b)                                  upon exercise of its license option provided in paragraph (a) of this Section 12.3.2, the terminating Party shall assign and transfer all of its interest

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

in BioMarin/Genzyme LLC to the non-terminating Party, and the non-terminating Party may dissolve BioMarin/Genzyme LLC in its sole discretion;

(c)           upon exercise of its license option provided in paragraph (a) of this Section 12.3.2, (i) all licenses granted pursuant to Article 3 or Article 4, as the case may be, shall be revoked, (ii) if BioMarin/Genzyme LLC is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than BioMarin/Genzyme LLC pursuant to Section 5.3 of the Amended and Restated Collaboration Agreement), “Orphan Drug” designations and clinical data owned or licensed by BioMarin/Genzyme LLC and any trademarks owned or licensed by BioMarin/Genzyme LLC (other than any trademarks registered in the name of an entity other than BioMarin/Genzyme LLC pursuant to Section 9.1.2 of the Amended and Restated Collaboration Agreement) shall be assigned to the non-terminating Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than BioMarin/Genzyme LLC shall be (A) exclusively licensed to BioMarin/Genzyme LLC, the non-terminating-Party or any Third Party or Affiliate designated by such Party until such time as BioMarin/Genzyme LLC, the non-terminating Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to BioMarin/Genzyme LLC, the non-terminating Party or its designee, as appropriate, as soon as practicable thereafter;

(d)           upon the exercise of its license option provided in paragraph (a) of this Section 12.3.2, the non-terminating Party shall become obligated to pay to the terminating Party an amount equal to: [**] (iii) interest thereon at the Base Rate of interest declared from time to time by Bank of America, N.A. in Boston, Massachusetts from the date of termination to the date payment is made; payable on the terms and conditions and in accordance with the schedule of payments set forth in Section 12.3.1(d), mutatis mutandis; and

(e)           if the license option provided in paragraph (a) of this Section 12.3.2 is not exercised, then all right, title and interest in Aldurazyme shall be sold to the highest bidder within eighteen (18) months from the date of termination and the proceeds shall be allocated between the Members in proportion to their Percentage Interests in BioMarin/Genzyme LLC as of the date of termination and BioMarin/Genzyme LLC shall be dissolved.

12.3.3                                 Upon a Change of Control.  In addition to the rights and duties set forth in Section 12.4 below, BioMarin and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 12.2.3 above:

(a)           the terminating Party shall have the exclusive, irrevocable and, except as provided in Section 12.3.3(d), royalty-free right and license, with the right to grant sublicenses, to develop, make, have made, use, offer for sale, sell, have

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

sold, import and export Aldurazyme, and the non-terminating Party shall execute such documents and take all action as may be necessary or desirable to effect the foregoing; provided, that any license granted hereunder shall be subject to the obligation of the terminating Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

(b)                                 the non-terminating Party shall assign and transfer all of its interest in BioMarin/Genzyme LLC to the terminating Party, and the terminating Party may dissolve BioMarin/Genzyme LLC in its sole discretion; provided that in the event that BioMarin is the non-terminating Party, it shall also cause BioMarin Genetics to assign and transfer all of its interest in BioMarin/Genzyme LLC to Genzyme;

(c)                                  all licenses or rights granted pursuant to Article 3 or Article 4, as the case may be, shall be revoked and, if BioMarin/Genzyme LLC is dissolved, any applicable Regulatory Approval, “Orphan Drug” designations and clinical data owned or licensed by BioMarin/Genzyme LLC and any trademarks owned or licensed by BioMarin/Genzyme LLC shall be assigned or licensed to the terminating Party; and

(d)                                 the terminating Party (the “Offeror”) shall, pursuant to the conditions set forth in this Section 12.3.3(d), give the other Party (Genzyme in the case BioMarin is terminating or the BioMarin Companies in the case Genzyme is terminating, in either case the “Offeree”) at the time of termination written notice of the Offeror’s intention to purchase Offeree’s entire interest in and to (i)  Aldurazyme as of the date of termination and (ii) the Percentage Interest of the net asset value of BioMarin/Genzyme LLC as of the date of termination (the “Notice of Offer”).  The Notice of Offer shall state therein the specific price, terms and conditions under which the Offeror agrees to purchase Offeree’s entire interest in and to (i) Aldurazyme as of the date of termination and (ii) the Percentage Interest of the net asset value of BioMarin/Genzyme LLC as of the date of termination; provided, however, that the purchase price shall be paid in cash, publicly-traded and registered securities or as the Parties otherwise agree.  The Offeree shall then have ninety (90) days (the “Acceptance Period”) from the receipt of the Notice of Offer to give notice (the “Notice of Acceptance”) of the Offeree’s intention to accept the offer of the Offeror and shall sell Offeree’s entire interest in and to (i) Aldurazyme as of the date of termination and (ii) the Percentage Interest of the net asset value of BioMarin/Genzyme LLC as of the date of termination to Offeror for the price and upon such terms and conditions as set forth in the Notice of Offer.  In the event the Offeree gives such Notice of Acceptance, a closing shall be held within ninety (90) days of the receipt of the Notice of Acceptance by the Offeror.  In the event the Offeree elects not to accept the Offeror’s offer to purchase, by giving the Offeror written notice thereof, or by failing to give the appropriate Notice of Acceptance within the Acceptance Period, the Offeree shall thereby automatically be bound to purchase Offeror’s entire interest in and to (i) Aldurazyme as of the date of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

termination and (ii) the Percentage Interest of the net asset value of BioMarin/Genzyme LLC as of the date of termination for the same price (as adjusted for Percentage Interest, if necessary) and upon such terms and conditions as specified in the Notice of Offer.  In such event, a closing shall be held within ninety (90) days of the earlier to occur of the expiration of the Acceptance Period and the date of receipt of the written rejection, whichever is the first to occur.  In addition to any other remedies provided by this Agreement, in the event the Offeree rejects the offer contained in the Notice of Offer, but thereafter fails for any reason to timely close as provided herein above, the Offeree shall, by such failure to close, be deemed to have accepted the original offer contained in the Notice of Offer, and shall thereafter sell Offeree’s entire interest in and to (i) Aldurazyme as of the date of termination and (ii) the Percentage Interest of the net asset value of BioMarin/Genzyme LLC as of the date of termination to the Offeror pursuant to the terms of the Notice of Offer.  For purposes of Sections 12.3.3 (a)-(c) above, the Party purchasing the other Party’s interest in (i) Aldurazyme and (ii) the Percentage Interest of the net asset value of BioMarin/Genzyme LLC shall be deemed to be the terminating Party and the other Party shall be deemed to be the non-terminating Party.

12.3.4                                 Upon Bankruptcy.  In addition to the rights and duties set forth in Section 12.4 below, BioMarin and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 12.2.4 above:

(a)                                 the terminating Party shall obtain from the non-terminating Party the irrevocable right and license, with the right to grant sublicenses, under the non-terminating Party’s Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Aldurazyme in the Field and in the Territory, and the non-terminating Party shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; provided, that such license shall be for the same level of exclusivity as the rights granted with respect thereto under Article 3 or Article 4 hereof, as the case may be; provided further that any license granted hereunder shall be subject to the obligation of the terminating Party to use commercially reasonable and diligent efforts to develop and market Aldurazyme pursuant to such license;

(b)                                 the non-terminating Party shall assign and transfer all of its interest in BioMarin/Genzyme LLC to the terminating Party, and the terminating Party may dissolve BioMarin/Genzyme LLC in its sole discretion; provided that in the event that BioMarin is the non-terminating Party, it shall also cause BioMarin Genetics to assign and transfer all of its interest in BioMarin/Genzyme LLC to Genzyme.

(c)                                  all licenses granted pursuant to Article 3 or Article 4, as the case may be, shall be revoked and, if BioMarin/Genzyme LLC is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

an entity other than BioMarin/Genzyme LLC pursuant to Section 5.3 of the Amended and Restated Collaboration Agreement), “Orphan Drug” designations and clinical data owned or licensed by BioMarin/Genzyme LLC and any trademarks owned or licensed by BioMarin/Genzyme LLC (other than any trademarks registered in the name of an entity other than BioMarin/Genzyme LLC pursuant to Section 9.1.2 of the Amended and Restated Collaboration Agreement) shall be assigned or licensed to the terminating Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than BioMarin/Genzyme LLC shall be (A) exclusively licensed to BioMarin/Genzyme LLC, the terminating Party or any Third Party or Affiliate designated by such Party until such time as BioMarin/Genzyme LLC, the terminating Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to BioMarin/Genzyme LLC, the terminating Party or its designee, as appropriate, as soon as practicable thereafter,

(d)                                 the terminating Party shall become obligated to pay to the non-terminating Party an amount equal to [**] from the date of termination to the date payment is made, payable on the terms and conditions and in accordance with the schedule of payments set forth in Section 12.3.1(d), mutatis mutandis.

12.3.5                                 Fair Value.  For purposes of this Section 12.3, the “Fair Value” of a Party’s interest in Aldurazyme shall be [**], the Fair Value shall be determined by an investment, banking firm selected by mutual agreement of BioMarin and Genzyme, and the costs and expenses incurred in connection with the engagement of such investment banking firm shall be shared equally by BioMarin and Genzyme.

12.3.6                                 Other.  In the event that a Party (the “Purchasing Party”) purchases the other Party’s (or in the case of BioMarin, the BioMarin Companies’, in each case the “Selling Party”) entire interest in and to (i) Aldurazyme and (ii) the Percentage Interest of the net asset value of BioMarin/Genzyme LLC pursuant to this Section 12.3, the Purchasing Party shall be deemed to assume all of the liabilities inuring to the Selling Party’s Percentage Interest being acquired.  At closing, the Parties shall execute any and all documents necessary to effectuate such transfer, including an assignment of all of the Selling Party’s Percentage Interest and mutual releases which shall have the effect of releasing each Party from all claims or liabilities pertaining to BioMarin/Genzyme LLC (except for any liabilities specifically included in the terms of such sale).

12.4                        Cooperation.  If either BioMarin or Genzyme (the “Assuming Party”) shall assume Aldurazyme rights from the other Party (the “Responsible Party”) in accordance with the provisions of this Article 12, the Responsible Party shall promptly provide to the Assuming Party (or any Third Party or Affiliate designated by the Assuming Party) all Technology, Manufacturing Know-How and access to regulatory filings filed hereunder reasonably necessary to allow the Assuming Party to perform the duties assumed and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

otherwise exercise the rights and licenses granted hereunder.  The Responsible Party shall further use its commercially reasonable and diligent efforts to provide reasonable assistance required by the Assuming Party with respect to such transfer so as to permit the Assuming Party to begin to perform such duties as soon as possible to minimize any disruption in the continuity of supply or marketing of Aldurazyme.  If the Responsible Party is manufacturing Aldurazyme the Responsible Party shall, at the option of the Assuming Party, supply Aldurazyme until the earlier of [**].

12.5                        Survival of Rights and Duties.  No termination of this Agreement shall eliminate any rights or duties of the Parties accrued prior to such termination.  The provisions of Article 1, Sections 4.9, 5.2.2, 6.5, 6.9, 6.10 and 9.4, Article 8, Article 11, Sections 12.3 through 12.5, 13.2, 13.3, 13.6 through 13.15 and the first sentence of Section 3.15 and the last sentence of Section 3.14 hereof shall survive any termination of this Agreement.

13.                               MISCELLANEOUS

13.1                        Exchange Controls.  All payments due hereunder shall be paid in United States dollars.  If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country in which Aldurazyme is sold, payment shall be made through such lawful means or methods as the Parties may determine in good faith.

13.2                        Withholding Taxes.  If applicable laws or regulations require that taxes be withheld from payments made hereunder, the Party paying such taxes will (a) deduct such taxes, (b) timely pay such taxes to the proper authority and (c) send written evidence of payment to the Party from whom such taxes were withheld within sixty (60) days after payment.  Each Party will assist the other Party or Parties in claiming tax refunds, deductions or credits at such other Party’s request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

13.3                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed.  Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

13.4                        Assignment.  This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Parties; provided, however, that either BioMarin

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or Genzyme may, without such consent, assign its rights and obligations under this Agreement (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (b) in connection with a merger, consolidation or sale of substantially all of such Party’s assets to an unrelated Third Party; provided, however, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including without limitation those business assets that are the subject of this Agreement and the Related Agreements.  Any permitted assignee shall assume all obligations of its assignor under this Agreement; accordingly, all references herein to the assigning Party shall be deemed references to the assignee to whom the Agreement is so assigned.  Any purported assignment in violation of this Section 13.4 shall be void.

13.5                        Severability.  Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.  In the event a Party seeks to avoid a material provision of this Agreement upon an assertion that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60) day period.  Such a termination shall be deemed a termination by such Party for breach pursuant to Section 12.2.1.

13.6                        Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next business day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 13.6 and shall be effective upon receipt by the addressee.

If to BioMarin:	BioMarin Pharmaceutical Inc. 105 Digital Drive Novato, California 94949 Attention: Chief Executive Officer Facsimile: (415) 382-7889

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

with a copy to:	BioMarin Pharmaceutical Inc. 105 Digital Drive Novato, California 94949 Attention: General Counsel Facsimile: (415) 382-7889

If to Genzyme:	Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 Attention: President, LSD Therapeutics Facsimile: (617) 768-6419

with a copy to:	Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 Attention: General Counsel Facsimile: (617) 252-7553

If to BioMarin/Genzyme LLC (if such notice is sent by BioMarin):	BioMarin/Genzyme LLC c/o Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 Attention: President, LSD Therapeutics Facsimile: (617) 768-6419

with a copy to:	Genzyme Corporation 500 Kendall Street Cambridge, Massachusetts 02142 Attention: General Counsel Facsimile: (617) 252-7553

If to BioMarin/Genzyme LLC (if such notice is sent by Genzyme):	BioMarin/Genzyme LLC c/o BioMarin Pharmaceutical Inc. 105 Digital Drive Novato, California 94949 Attention: Chief Executive Officer Facsimile: (415) 382-7889

with a copy to:	BioMarin Pharmaceutical Inc. 105 Digital Drive Novato, California 94949 Attention: General Counsel Facsimile: (415) 382-7889

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

13.7                        Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

13.8                        Arbitrate.  Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (a “Dispute”) shall be finally resolved by binding arbitration as herein provided.

13.8.1              General.  Except as otherwise provided in this Section 13.8, any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association.  Each such arbitration shall be conducted in the English language by a single arbitrator appointed in accordance with such rules, provided that if either Party requests the arbitration shall be conducted by a panel of three (3) arbitrators (the “Arbitration Panel”).  In the case of three (3) arbitrators, each of BioMarin and Genzyme shall appoint one (1) arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two (2) arbitrators appointed by BioMarin and Genzyme.  The Arbitration Panel shall be convened upon delivery of the Notice of Arbitration (as herein defined).  Any such arbitration shall be held in Chicago, Illinois.  The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

13.8.2              Procedure.

(a)                                 Whenever a Party (the “Claimant”) shall decide to institute arbitration proceedings, it shall give written notice to that effect (the “Notice of Arbitration”) to the other Party (the “Respondent”).  The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the Claimant relies and the issues to be arbitrated (collectively, the “Arbitration Issues”).  Within fifteen (15) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitration Panel a written Response (the “Response”).  The Response shall set forth in detail the facts upon which the Respondent relies.  In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant which are within the Arbitration Issues, whether or not such claims have previously been identified.  If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the Response, deliver to the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Respondent and the Arbitration Panel a rejoinder answering such counterclaim.

(b)                                 Within fifteen (15) days after the later of (i) the expiration of the period provided in Section 13.8.2(a) above for the Claimant to deliver a rejoinder or (ii) the completion of any discovery proceedings authorized by the Arbitration Panel:  (A) the Claimant shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response, including without limitation the amount of monetary damages, if any, or other relief sought (the “Claimant’s Proposal”); and (B) the Respondent shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues, a proposed resolution of any counterclaims set forth in the Response and a proposed resolution of any rejoinder submitted by the Claimant, including without limitation the amount of monetary damages, if any, or other relief sought (the “Respondent’s Proposal”).  Once both the Claimant’s Proposal and the Respondent’s Proposal have been submitted, the Arbitration Panel shall deliver to each Party a copy of the other Party’s proposal.

(c)                                  The Arbitration Panel shall issue an opinion with respect to any Dispute, which opinion shall explicitly accept either the Claimant’s Proposal or the Respondent’s Proposal in its entirety (the “Final Decision”).  The Arbitration Panel shall not have the authority to reach a Final Decision that provides remedies or requires payments other than those set forth in the Claimant’s Proposal or the Respondent’s Proposal.  The concurrence of two (2) arbitrators shall be sufficient for the entry of a Final Decision.  The arbitrators shall issue a Final Decision within one (1) month from the later of (i) the last day for submission of proposals under Section 13.8.2(b) above or (ii) the date of the final hearing on any Dispute held by the Arbitration Panel.  A Final Decision shall be binding on both Parties.

13.9                        Injunctive Relief.  The Parties hereby acknowledge that a breach of their respective obligations under Article 8 hereof may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate.  The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party or Parties shall have the right to seek equitable relief to enforce Article 8 hereof.

13.10                 Entire Agreement.  This Agreement, together with the Related Agreements, contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.  Each of the Parties hereby acknowledges that this Agreement is

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the result of mutual negotiation and therefore any ambiguity in their respective terms shall not be construed against the drafting Party.

13.11                 Bankruptcy Provision.  All rights and licenses now or hereafter granted under or pursuant to this Agreement, including Sections 12.3 and 12.4, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  The licensing Party hereby grants to the licensee Party a right of access and to obtain possession of and to benefit from (i) copies of research data, (ii) laboratory samples, (iii) product samples, (iv) formulas, (v) laboratory notes and notebooks, (vi) data and results related to clinical trials, (vii) regulatory filings and approvals, (viii) rights of reference in respect of regulatory filings and approvals, (ix) manufacturing procedure documentation and manufacturing records, (x) marketing, advertising and promotional materials, and (xi) all other embodiments of such intellectual property, that are in the licensing Party’s possession or control, freely licenseable without further payment or restriction by the licensing Party, and necessary for the licensee Party’s exercise of the rights and licenses to such intellectual property, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code.  The licensing Party agrees not to interfere with the licensee’s exercise of rights and licenses to intellectual property licensed under this Agreement and embodiments thereof in accordance with this Agreement and agrees to use commercially reasonable and diligent efforts to assist the licensee Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for the licensee Party to exercise such rights and licenses in accordance with this Agreement.  The Parties acknowledge and agree that only the payments due under Section 6.1, as adjusted pursuant to this Agreement, constitute “royalties” within the meaning of Bankruptcy Code §365(n).

13.12                 Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

13.13                 Independent Contractors.  It is expressly agreed that BioMarin and Genzyme shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither BioMarin nor Genzyme shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

13.14                 Waiver.  Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

13.15                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signature pages may be exchanged by facsimile.

[SIGNATURE PAGE FOLLOWS]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

GENZYME CORPORATION

By:	/s/ David P. Meeker

Print Name: David P. Meeker

Title: President LSD Therapeutics

Date: 12/31/07

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. Eric Davis

Print Name: G. Eric Davis

Title: Vice President, General Counsel

Date: 12/31/07

BIOMARIN/GENZYME LLC

By:	BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. Eric Davis

Print Name: G. Eric Davis

Title: Vice President, General Counsel

Date: 12/31/07

By:	GENZYME CORPORATION

By:	/s/ David P. Meeker

Print Name: David P. Meeker

Title: President LSD Therapeutics

Date: 12/31/07

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.56

Third Party Licenses

1.) License Agreement effective as of September 4, 1998 entered into by and between the University of Iowa Research Foundation, an Iowa corporation and BioMarin/Genzyme LLC, a Delaware limited liability company.

2.) License Agreement effective as of September 4, 1998 entered into by and between Research Corporation Technologies, Inc., a Delaware nonprofit corporation and BioMarin/Genzyme LLC, a Delaware limited liability company.

3.) Grant Terms and Conditions Agreement dated April 1, 1997 entered into by and among BioMarin Pharmaceuticals, Harbor-UCLA Research and Education Institute and Emil D. Kakkis, as amended through the Effective Date.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 3.12

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit A

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit B

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.